Exhibit 10.11

EXECUTION COPY

Published CUSIP Number:

REVOLVING CREDIT AGREEMENT

Dated as of March 31, 2005

among

MUSTANG MSC-FLORIDA ACQUISITION, INC.,

as the Borrower,

MCP-MSC ACQUISITION, INC.,

as Holdings,

BANK OF AMERICA, N.A.,

as Administrative Agent and L/C Issuer,

and

The Other Lenders Party Hereto

BANC OF AMERICA SECURITIES LLC,

as Sole Lead Arranger and Sole Book Manager

MSC Credit Agreement

MSC Credit Agreement

	ARTICLE V
	REPRESENTATIONS AND WARRANTIES

5.01	Existence, Qualification and Power	61
5.02	Authorization; No Contravention	61
5.03	Governmental Authorization; Other Consents	62
5.04	Binding Effect	62
5.05	Financial Statements; No Material Adverse Effect	62
5.06	Litigation	63
5.07	No Default	63
5.08	Ownership of Property; Liens; Investments	64
5.09	Environmental Compliance	64
5.10	Insurance	65
5.11	Taxes	65
5.12	ERISA Compliance	66
5.13	Subsidiaries; Equity Interests; Loan Parties	66
5.14	Margin Regulations; Investment Company Act; Public Utility Holding Company Act	66
5.15	Disclosure	67
5.16	Compliance with Laws	67
5.17	Intellectual Property; Licenses, Etc.	67
5.18	Solvency	67
5.19	Collateral	68

	ARTICLE VI
	AFFIRMATIVE COVENANTS

6.01	Financial Statements	68
6.02	Certificates; Other Information	69
6.03	Notices	72
6.04	Payment of Obligations	72
6.05	Preservation of Existence, Etc.	73
6.06	Maintenance of Properties	73
6.07	Maintenance of Insurance	73
6.08	Compliance with Laws	73
6.09	Books and Records	73
6.10	Inspection Rights	73
6.11	Use of Proceeds	74
6.12	Covenant to Guarantee Obligations and Give Security	74
6.13	Compliance with Environmental Laws	77
6.14	Further Assurances	77
6.15	Interest Rate Hedging	78
6.16	Cash Collateral Accounts	78
6.17	Merger	78
6.18	Company Tax Benefits	78
6.19	Designation as Senior Debt	78

MSC Credit Agreement

	ARTICLE VII
	NEGATIVE COVENANTS

7.01	Liens	79
7.02	Indebtedness	81
7.03	Investments	83
7.04	Fundamental Changes	85
7.05	Dispositions	86
7.06	Restricted Payments	87
7.07	Change in Nature of Business	88
7.08	Transactions with Affiliates	88
7.09	Burdensome Agreements	88
7.10	Use of Proceeds	89
7.11	Financial Covenants	89
7.12	Amendments of Organization Documents	90
7.13	Accounting Changes	90
7.14	Prepayments, Etc. of Indebtedness	90
7.15	Amendment, Etc. of Related Documents	90
7.16	Speculative Transactions	91
7.17	Holding Company	91
7.18	Designation of Senior Debt	91

	ARTICLE VIII
	EVENTS OF DEFAULT AND REMEDIES

8.01	Events of Default	91
8.02	Remedies upon Event of Default	93
8.03	Application of Funds	94

	ARTICLE IX
	ADMINISTRATIVE AGENT

9.01	Appointment and Authority	95
9.02	Rights as a Lender	96
9.03	Exculpatory Provisions	96
9.04	Reliance by Administrative Agent	97
9.05	Delegation of Duties	97
9.06	Resignation of Administrative Agent	97
9.07	Non-Reliance on Administrative Agent and Other Lenders	98
9.08	No Other Duties, Etc.	99
9.09	Administrative Agent May File Proofs of Claim	99
9.10	Collateral and Guaranty Matters	99

MSC Credit Agreement

	ARTICLE X
	CONTINUING GUARANTY

10.01	Guaranty	100
10.02	Rights of Lenders	101
10.03	Certain Waivers	101
10.04	Obligations Independent	101
10.05	Subrogation	101
10.06	Termination; Reinstatement	102
10.07	Subordination	102
10.08	Stay of Acceleration	102
10.09	Condition of Borrower	102

	ARTICLE XI
	MISCELLANEOUS

11.01	Amendments, Etc.	103
11.02	Notices and Other Communications; Facsimile Copies	104
11.03	No Waiver; Cumulative Remedies	105
11.04	Expenses; Indemnity; Damage Waiver	105
11.05	Payments Set Aside	107
11.06	Successors and Assigns	107
11.07	Treatment of Certain Information; Confidentiality	111
11.08	Right of Setoff	112
11.09	Interest Rate Limitation	112
11.10	Counterparts; Integration; Effectiveness	113
11.11	Survival of Representations and Warranties	113
11.12	Severability	113
11.13	Replacement of Lenders	113
11.14	Governing Law; Jurisdiction; Etc.	114
11.15	Waiver of Jury Trial	115
11.16	USA PATRIOT Act Notice	115

MSC Credit Agreement

SCHEDULES

2.01	Commitments and Applicable Percentages
5.01	Patriot Act Information
5.03	Certain Authorizations
5.05	Supplement to Interim Financial Statements
5.08(b)	Existing Liens
5.08(c)	Owned Real Property
5.08(d)(i)	Leased Real Property (Lessee)
5.08(d)(ii)	Leased Real Property (Lessor)
5.08(e)	Existing Investments
5.11	Certain Tax Information
5.13	Subsidiaries and Other Equity Investments; Loan Parties
5.17	Intellectual Property Matters
11.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of
A	Committed Loan Notice
B	Revolving Credit Note
C	Compliance Certificate
D	Assignment and Assumption
E	Subsidiary Guaranty
F	Security Agreement
H	Bridge Intercreditor Agreement
I-1	Opinion Matters – Counsel to Loan Parties
I-2	Opinion Matters – Local Counsel to Loan Parties
J	Borrowing Base Certificate
K	Assumption Agreement

MSC Credit Agreement

v

REVOLVING CREDIT AGREEMENT

This REVOLVING CREDIT AGREEMENT (“Agreement”) is entered into as of March 31, 2005, among MUSTANG MSC-FLORIDA ACQUISITION, INC., a Florida corporation (the “Initial Borrower”), MCP-MSC ACQUISITION, INC., a Delaware corporation (“Holdings”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent and L/C Issuer.

PRELIMINARY STATEMENTS:

(1) Monitor Clipper Equity Partners II, L.P. and Monitor Clipper Equity Partners II (NQP), L.P. (together, “Monitor Clipper”) and certain affiliates have formed Holdings, which has in turn formed the Initial Borrower to acquire (the “Acquisition”) all of the stock of MSC Acquisition, Inc., a Florida corporation, (“MSCAI”), the sole asset of which is all of the stock of MSC-Medical Services Company, a Florida corporation (“MSC”; and, together with MSCAI, collectively, the “Company”) pursuant to the Stock Purchase Agreement dated March 7, 2005, as amended by the First Amendment to Stock Purchase Agreement dated as of March 31, 2005 (the “Purchase Agreement”) by and among Holdings and MSC Acquisition, Inc. and its stockholders and warrantholders.

(2) Immediately subsequent to, and substantially concurrent with, the consummation of the Acquisition, the Initial Borrower shall be merged with MSCAI, with the Initial Borrower to be the surviving entity of the merger, and immediately subsequent to, and substantially concurrent with the consummation of such merger, the Initial Borrower as survivor thereof shall be merged (both such mergers, collectively, the “Merger”) with and into MSC, with MSC as the ultimate survivor of the Merger (the “Surviving Corporation”). After giving effect to the Acquisition and the Merger, Holdings will be a holding company that directly owns, and the sole asset of which is, all of the equity interests in the Borrower.

(3) Simultaneously herewith, (a) the Initial Borrower will issue at least $175,000,000 in Senior Notes (as hereinafter defined) or borrow $175,000,000 in loans under the Bridge Facility (as hereinafter defined) and (b) Holdings shall receive cash proceeds from a capital contribution to its equity from the Equity Investors (as hereinafter defined) in an amount equal to at least the sum of (i) $184,402,520 and (ii) such additional amounts as may be necessary to finance the Transaction to the extent that the aggregate purchase price, refinancings, fees, expenses and all other amounts payable in respect of the Transaction exceed $368,402,521, and Holdings shall contribute all such cash proceeds to the Initial Borrower (the “Equity Contribution”).

(4) The Initial Borrower has requested that (a) immediately upon the consummation of the Acquisition, the Lenders lend to the Initial Borrower up to $13,000,000 minus the estimated amount of Post-Closing Transaction Expenses, which will be applied, together with the proceeds of the Senior Notes or the Bridge Facility, as applicable, and the Equity Contribution, to finance the Acquisition, to refinance all existing Indebtedness of the Company and its Subsidiaries, and to pay certain fees and expenses incurred in connection with the Transaction (as hereinafter defined) and (b) from time to time, the Lenders lend to the

MSC Credit Agreement

Borrower and the L/C Issuer (as hereinafter defined) issue Letters of Credit (as hereinafter defined) for the account of the Borrower to provide a revolving credit facility for the Borrower and its Subsidiaries (as hereinafter defined).

(5) The Lenders have indicated their willingness to lend and the L/C Issuer has indicated its willingness to so issue Letters of Credit, in each case, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” has the meaning specified in the Preliminary Statements to this Agreement.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means, at any time, the Commitments of all the Lenders at such time.

“Aggregate Exposure” means, at any time, with respect a Lender, the sum of (a) the Outstanding Amount of all Revolving Credit Loans and L/C Obligations owing to such Lender (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition) and (b) unused Commitments of such Lender.

“Agreement” means this Credit Agreement.

“Applicable Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility represented by such Lender’s Commitment at such time. If the Commitment of each Lender to make

MSC Credit Agreement

Revolving Credit Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Commitments have expired, then the Applicable Percentage of each Lender in respect of the Revolving Credit Facility shall be determined based on the Applicable Percentage of such Lender in respect of the Revolving Credit Facility most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender in respect of the Revolving Credit Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, in respect of the Revolving Credit Facility, (a) from the Closing Date through delivery of the Compliance Certificate for the second full and complete fiscal quarter following the Closing Date (as provided below), 3.00% per annum for Eurodollar Rate Loans and 2.00% per annum for Base Rate Loans and (b) thereafter, a percentage per annum determined by reference to the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):

Applicable Rate

Pricing Level	Consolidated Leverage Ratio	Eurodollar Rate	Base Rate
1	<4.0:1.0	2.00%	1.00%
2	>4.0:1.0 but <5.0:1.0	2.50%	1.50%
3	>5.0:1.0 but <6.0:1.0	2.75%	1.75%
4	>6.0:1.0	3.00%	2.00%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section 6.02(b), then Pricing Level 4 shall apply in respect of the Revolving Credit Facility as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered until such Compliance Certificate is so delivered.

“Appropriate Lender” means, at any time, with respect to the Revolving Credit Facility, a Lender that has a Commitment at such time.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Banc of America Securities LLC, in its capacity as sole lead arranger and sole bookrunning manager.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form approved by the Administrative Agent.

MSC Credit Agreement

“Assumption Agreement” has the meaning specified in Section 4.01(a).

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP and (b) in respect of any Synthetic Lease Obligation of any Person, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capitalized Lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Company and its Subsidiaries for the fiscal year ended December 31, 2004, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Company and its Subsidiaries, including the notes thereto.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Auto-Reinstatement Letter of Credit” has the meaning specified in Section 2.03(b)(iv).

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Revolving Credit Loan that bears interest based on the Base Rate.

“Borrower” means (a) prior to the Merger, the Initial Borrower and (b) from and after the Merger, the Surviving Corporation.

“Borrowing Base” means, at any time, an amount equal to 85% of the value of all Eligible Receivables.

“Borrowing Availability” means, at any time, the amount by which (a) the lesser of (i) the Borrowing Base at such time and (ii) the Revolving Credit Facility at such time exceeds (b) the sum of (i) the aggregate principal amount of the Revolving Credit Loans outstanding at such time plus (ii) the aggregate amount of the L/C Obligations outstanding at such time.

“Borrowing Base Certificate” means a certificate in substantially the form of Exhibit J, together with any modifications thereto necessary to take into account any changes in

MSC Credit Agreement

the criteria or factors for determining Eligible Receivables in accordance with the definition thereof.

“Borrowing Base Deficiency” means, at any time, the failure of the Borrowing Availability at such time to exceed $0.

“Bridge Collateral Documents” means the Bridge Security Agreement dated as of the date of this Agreement by each of the Loan Parties in favor of the Bridge Facility Agent in substantially the form of Exhibit A of the Bridge Intercreditor Agreement and any mortgages, collateral assignments, security agreements, pledge agreements or other similar agreements and any supplements thereto contemplated by the Bridge Security Agreement and otherwise permitted under the Bridge Intercreditor Agreement.

“Bridge Covenant Release” means, after the earlier of (a) the occurrence of the Covenant Release Date (as defined in the Bridge Loan Agreement) and the release and discharge of the covenants under the Bridge Loan Agreement as provided in Section 2.03(d) of the Bridge Loan Agreement, and (b) the date on which all amounts and other obligations outstanding under the Bridge Facility Documents have been paid in full and all commitments thereunder terminated or expired.

“Bridge Facility” means the $175,000,000 senior secured bridge loans, if any, of the Borrower borrowed on the Closing Date under the Bridge Facility Documents, together with any rollover loans and exchange notes issued in exchange for such bridge loans pursuant to the Bridge Facility Documents.

“Bridge Facility Agent” means Banc of America Bridge LLC, as the Administrative Agent pursuant to the Bridge Loan Agreement, together its successors and assigns.

“Bridge Facility Documents” means the Bridge Loan Agreement, the Bridge Collateral Documents and each of the notes, guaranties, agreements, instruments or other documents issued or entered into by the Loan Parties pursuant thereto, including, without limitation, the Exchange Note Indenture and any Exchange Notes (as such terms are defined in the Bridge Loan Agreement).

“Bridge Intercreditor Agreement” means the Intercreditor Agreement dated as of the date of this Agreement by each of the Loan Parties, the Administrative Agent and Bridge Facility Agent in substantially the form of Exhibit H.

“Bridge Loan Agreement” means the Senior Secured Bridge Loan Agreement dated as of the date hereof among Holdings, the Borrower, Banc of America Bridge LLC, as initial Bridge Lender, and the Bridge Facility Agent in respect of the Bridge Facility.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

MSC Credit Agreement

“Capital Expenditures” means, with respect to any Person for any period, without duplication, all expenditures made, directly or indirectly, by such Person or any of its Subsidiaries during such period for equipment, fixed assets, real property or improvements, or for replacements or substitutions therefor or additions thereto, that have been or should be, in accordance with GAAP, reflected as additions to property, plant or equipment on a consolidated balance sheet of such Person; provided, that any such expenditures made with the net cash proceeds of (a) any Disposition of any fixed or capital assets permitted under Section 7.05(f) shall not constitute Capital Expenditures if such expenditures are made within 180 days of such Disposition for the acquisition of replacement or substitute assets, and (b) the casualty and condemnation proceeds received as a result of any loss, casualty or condemnation of fixed or capital assets shall not constitute Capital Expenditures; provided, further, that any acquisitions made in accordance with Section 7.03(h) shall not be deemed to constitute Capital Expenditures.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Collateral” has the meaning specified in Section 2.03(g).

“Cash Collateral Account” means a blocked deposit account of one or more of the Loan Parties at Bank of America (or another commercial bank selected in compliance with Section 6.17) in the name of the Collateral Agent and under the dominion and control of the Collateral Agent in accordance with the provisions of the Security Agreement and otherwise established in a manner satisfactory to the Administrative Agent.

“Cash Collateralize” has the meaning specified in Section 2.03(g).

“Cash Equivalents” means any of the following types of Investments:

(a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case, with maturities of not more than 360 days from the date of acquisition thereof;

(c) commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 360 days from the date of acquisition thereof; and

MSC Credit Agreement

(d) Investments, classified in accordance with GAAP as Current Assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and substantially all the portfolios of which consist of Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means an event or series of events by which:

(a) Prior to a Qualifying IPO, (i) the Sponsor shall cease to own and control legally and beneficially, either directly or indirectly, equity securities in Holdings representing a majority of the combined voting power of all of the equity securities entitled to vote for members of the board of directors or equivalent governing body of such Person on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or (ii) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than the MCP Control Group becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 40% or more of the equity securities of Holdings entitled to vote for members of the board of directors or equivalent governing body of Holdings on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); or

(b) After a Qualifying IPO, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than

MSC Credit Agreement

the MCP Control Group becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 30% or more of the equity securities of Holdings entitled to vote for members of the board of directors or equivalent governing body of Holdings on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right) and such “beneficial ownership” represents a greater percentage of the total voting power of such equity securities (including option rights) than the percentage of the total voting power of such equity securities (including option rights) “beneficially owned” by the MCP Control Group; or

(c) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of Holdings cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors), or (iv) who were nominated by the Sponsor; or

(d) Holdings shall cease, directly or indirectly, to own and control legally and beneficially all of the Equity Interests in the Borrower; or

(e) a “change of control” or any comparable term or event under, and as defined in, (i) the Bridge Facility Documents, any Permanent Financing Documents, Permitted Holdco Debt Documents shall have occurred or exist or (ii) other debt documents in an aggregate amount exceeding the Threshold Amount shall have occurred or exist and such event permits the holders of the debt thereunder to demand any payment or redemption of such debt, results in any default thereunder or causes any Loan Party to be obligated to make any payment or redemption of such debt, or to make any offer to prepay or redeem any such debt.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 11.01.

MSC Credit Agreement

“Closing Date Material Adverse Effect” means, as of the Closing Date, “Material Adverse Effect” as defined in the commitment letter agreement, dated March 3, 2005, among Holdings, Bank of America, Banc of America Bridge LLC and the Arranger.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all of the “Collateral” referred to in the Collateral Documents and all of the other property and assets that are or are intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Documents” means, collectively, the Security Agreement, the Account Control Agreements (as defined in the Security Agreement), the Intellectual Property Security Agreement, the Intercreditor Agreements, each of the mortgages, collateral assignments, Security Agreement Supplements, IP Security Agreement Supplements, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent and the Lenders pursuant to Section 6.12, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commitment” means, as to each Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.01 and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Committed Loan Notice” means a notice of (a) a Revolving Credit Borrowing, (b) a conversion of Revolving Credit Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Company” has the meaning specified in the Preliminary Statements to this Agreement.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Consolidated Cash Interest Charges” means, for any Measurement Period, the Consolidated Interest Charges paid or required to be paid in cash (without duplication) during such Measurement Period.

“Consolidated EBITDA” means, at any date of determination, an amount equal to Consolidated Net Income of the Borrower and its Subsidiaries for the most recently completed Measurement Period plus (a) the following to the extent deducted in calculating, or otherwise reducing, such Consolidated Net Income, without duplication: (i) Consolidated Interest Charges, (ii) the provision for Federal, state, local and foreign income or franchise taxes payable, (iii)

MSC Credit Agreement

depreciation and amortization expense, (iv) non-cash expenses (other than the write-off or write-down of any Receivables or accounts), (v) non-cash charges from the write-off or write-down of any Receivables or accounts that exceed the amount of any reserves in respect of Receivables and accounts taken in a prior period which were added back in determining Consolidated EBITDA in a prior period in an aggregate amount not to exceed $2,000,000 in any fiscal year; (vi) non-recurring cash expenses in an aggregate amount not to exceed 10% of Consolidated EBITDA for such Measurement Period as determined without giving effect to any adjustments contemplated by this clause (a)(vi), (vii) the aggregate amount of fees and expenses contemplated by clause (h) of the definition of Transaction, to the extent actually paid, (viii) to the extent required to be paid and actually paid and reducing such Consolidated Net Income in such period, (A) excess compensation to former owners in an amount not to exceed $630,000 in the aggregate and (B) other non-recurring expenses in an amount not to exceed $170,000 in the aggregate, (ix) to the extent permitted to be paid pursuant to Section 7.08, management fees actually paid, and (x) Post-Closing Transaction Expenses, and minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income and franchise tax credits (other than credits requiring the payment of Company Tax Benefits as contemplated by Section 7.03(j) and Section 7.06(c)), (ii) all non-cash items increasing Consolidated Net Income and (iii) all non-recurring items increasing Consolidated Net Income (in each case of or by the Borrower and its Subsidiaries for such Measurement Period); provided, that for the fiscal quarter ended December 31, 2004, Consolidated EBITDA for such fiscal quarter shall be $7,232,000; provided, further, that Consolidated EBITDA shall be calculated to give pro forma effect to (x) any Investment made in accordance with Section 7.03(h) during such Measurement Period as if such Investment had been made on the first day of such Measurement Period and (y) any Disposition made in accordance with Section 7.05(f) for cash consideration in excess of $500,000 during such Measurement Period as if such Disposition had been made on the first day of such Measurement Period.

“Consolidated Fixed Charge Coverage Ratio” means, for any Measurement Period, as of any date of determination, the ratio of (a) Consolidated EBITDA minus (i) Capital Expenditures paid in cash minus (ii) Federal, state, local and foreign income or franchise taxes paid or required to be paid in cash minus (iii) cash Restricted Payments to Holdings or any Person that is not a Loan Party minus (iv) Investments under Section 7.03(j), and minus, (v) without duplication, management fees to (b) the sum of (i) Consolidated Cash Interest Charges plus (ii) the aggregate amount of scheduled payments and redemptions, repurchases, prepayments and similar acquisitions for value in respect of, all Consolidated Funded Indebtedness, but excluding payments on the Revolving Credit Loans not accompanied by a corresponding reduction of the Commitments under the Revolving Credit Facility and any such redemptions, repurchases, prepayments and similar acquisitions to the extent refinanced through the incurrence of additional Indebtedness otherwise expressly permitted under Section 7.02.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Subsidiaries (or, if otherwise expressly provided, Holdings, the Borrower and its Subsidiaries) on a consolidated basis, the outstanding aggregate principal amount of all Indebtedness, whether current or long-term, other than Indebtedness of the types set forth in clause (b) (solely to extent consisting of contingent obligations) and clause (c) of the definition of Indebtedness.

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“Consolidated Interest Charges” means, for any Measurement Period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP, in each case, of or by the Borrower and its Subsidiaries for the most recently completed Measurement Period; provided, that Consolidated Interest Charges shall also include the amount of any Investments and Restricted Payments made during the applicable Measurement Period to enable Holdings to make interest payments in respect of any Permitted Holdco Debt.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness (less, commencing with the fiscal quarter ending December 31, 2006, the amount of unrestricted cash in excess of $2,000,000 so long as the Outstanding Amount of Revolving Credit Loans is less than $2,000,000) as of such date to (b) Consolidated EBITDA for the most recently completed Measurement Period; as used herein, “unrestricted cash” means unrestricted cash on hand as reflected in the applicable balance sheet that is in excess of any reserves and is not subject to any Liens other than the Liens created by the Permitted Collateral Documents and Liens permitted under Section 7.01(q).

“Consolidated Net Income” means, at any date of determination, the net income of the Borrower and its Subsidiaries (excluding extraordinary gains and losses) on a consolidated basis for the most recently completed Measurement Period.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means each of the following: (a) a Revolving Credit Borrowing and (b) an L/C Credit Extension.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2.00% per annum; provided, however, that with respect

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to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2.00% per annum and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate applicable to Eurodollar Rate Loans plus 2.00% per annum.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Revolving Credit Loans or participations in L/C Obligations required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean lawful money of the United States.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) the L/C Issuer, and (iii) unless (A) an Event of Default has occurred and is continuing or (B) with respect to assignments by Bank of America and its Affiliates only, the Commitments of Bank of America and its Affiliates hereunder are greater than $20,000,000 in the aggregate, the Borrower (each such approval not to be unreasonably withheld or delayed); provided, that notwithstanding the foregoing, “Eligible Assignee” shall not include Holdings, the Borrower or any of Holdings’ Affiliates or Subsidiaries.

“Eligible Receivables” means all Receivables of the Borrower and its Subsidiaries minus all Ineligible Receivables (as hereinafter defined in this definition) of the Borrower and its Subsidiaries as calculated in accordance with the Borrowing Base Certificate required to be delivered in accordance with Section 6.02(k). As used herein, “Ineligible Receivables” shall initially mean the following classes of Receivables, as such classes and criteria therefor may be modified after the Closing Date at any time and from time to time by the Administrative Agent in its Permitted Discretion upon notice to the Borrower:

(a) Receivables that (i) do not arise out of sales of goods or rendering of services in the ordinary course of the Borrower’s or the relevant Subsidiary’s business, (ii) are not on terms normal or customary in the Borrower’s or the relevant Subsidiary’s business, or (iii) arise out of sales on a bill-and-hold, guaranteed sale, sale-or-return, sale on approval or consignment basis or subject to any right of return, setoff or charge back;

(b) Receivables more than 120 days past original invoice date;

(c) Receivables owing from any Person that is also a supplier to or creditor of the Borrower or any of its Subsidiaries except to the extent that the aggregate amount of

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such Receivables owing from such Person exceeds the aggregate amount of the obligations and liabilities owing to such Person;

(d) Receivables representing any manufacturer’s or supplier’s credits, discounts, incentive plans or similar arrangements entitling the Borrower or any of its Subsidiaries to discounts on future purchase therefrom;

(e) Receivables arising out of sales to account debtors outside the United States or that are payable other than in Dollars;

(f) Receivables owing from (i) an account debtor that is an agency, department or instrumentality of the United States, (ii) an account debtor that is an agency, department or instrumentality of any state of the United States to the extent that the aggregate amount of such Receivables exceed 10% of the aggregate amount of all Receivables, (iii) any Person that is an Affiliate of Holdings or the Borrower, (iv) any Person that (A) has disputed liability for any Receivable owing from such Person with respect to such Receivable or (B) has otherwise asserted any claim, demand or liability against the Borrower or any of its Subsidiaries, whether by action, suit, counterclaim or otherwise, in an aggregate amount equal to the maximum potential monetary liability arising from such claim, demand or liability (including any damages); and (v) any Person that shall take or be the subject of any action or proceeding of a type described in Section 8.01(f); and

(g) Receivables in respect of which (i) the Security Agreement, after giving effect to the related filings of financing statements that have then been made, if any, does not or has ceased to create a valid and perfected first priority lien or security interest in favor of the Administrative Agent, on behalf of the Secured Parties, securing the Secured Obligations, subject to the Liens permitted under Section 7.01(a), (b) or (d), (ii) any other Person shall have a first priority Lien, whether consensual or by operation of law, and (iii) the applicable account debtor has not been instructed to pay to a Cash Collateral Account or, if such account debtor pays by check, such check is not required to be promptly deposited into a Cash Collateral Account in accordance with the cash management or treasury systems and policies of the Borrower and its Subsidiaries.

“Environmental Action” means any and all claims, actions, suits, arbitrations, inquiries, proceedings, investigations, demands, demand letters, liens, notices of non-compliance or violation, notices of liability or potential liability, consent orders or consent agreements relating in any way to any Environmental Law, any Environmental Permit, any Environmental Liability or any Hazardous Materials.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws (including common law), regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or human health or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

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“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Contribution” has the meaning specified in the Preliminary Statements to this Agreement.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Investors” means the Sponsor, members of senior management owning Equity Interests of Holdings and private equity and similar investors.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any

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liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Escrow Agreement” means the Escrow Agreement dated as of March 31, 2005 by and among HIG-MSC, Inc., Holdings, and Wells Fargo Bank, National Association, as escrow agent.

“Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurodollar Rate Loan” means a Revolving Credit Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof and including the United States in the case of a domestic Lender) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located or any jurisdiction in which such Lender is otherwise engaged in a trade or business as a result of transactions unrelated to the Loan Documents, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) in the case of any Lender (other than an assignee pursuant to a request by the Borrower under Section 11.13), any withholding tax that is imposed on amounts payable to such Lender at the time such Lender becomes a party hereto (or designates a new Lending Office) except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(e) and (d) in the case of a Foreign Lender, is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office

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(or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a).

“Existing Notes Agreements” means, collectively, (a)(i) the $10,000,00 Senior Secured Floating Rate Term Notes due December 31, 2007 and (ii) the $10,000,000 Senior Secured Revolving Credit Notes due June 7, 2005, in each case, issued pursuant to that certain Senior Note Agreement dated as of June 7, 2002 among MSC and the purchasers party thereto, (b) the $10,000,000 13% Senior Subordinated Notes due June 7, 2009 issued pursuant to that certain $10,000,000 Senior Subordinated Note Agreement dated as of June 7, 2002 among MSC and the purchasers party thereto and (c) that certain Securities Purchase Agreement dated as of June 7, 2002 among MSC, MSCAI, Prudential Insurance, Prudential Capital Partners, L.P., Prudential Capital Partners Management Fund, L.P.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the fee letter agreement, dated March 3, 2005, among Holdings, Bank of America, Banc of America Bridge LLC and the Arranger.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means, subject to Section 1.03, generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency,

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authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning specified in Section 11.06(h).

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning specified in Section 10.01.

“Guarantors” means, collectively, Holdings and each Subsidiary of the Borrower that is party to a Guaranty and that otherwise shall be required to execute and deliver a Guaranty pursuant to Section 6.12.

“Guaranty” means, collectively, the Guaranty made by Holdings under Article X in favor of the Secured Parties, the Subsidiary Guaranty and each guaranty and guaranty supplement delivered pursuant to Section 6.12.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated, or with respect to which liability may be imposed, pursuant to any Environmental Law.

“Hedge Bank” means any Person that is a Lender or an Affiliate of a Lender, in its capacity as a party to a Secured Swap Contract.

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“Holdings” has the meaning specified in the Preliminary Statements to this Agreement.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and more than 120 days past original invoice date);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness;

(g) all Synthetic Debt;

(h) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(i) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is by applicable law, or is expressly made, non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 11.04(b).

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“Initial Borrower” has the meaning specified in the introductory paragraph hereto.

“Initial Credit Extension” has the meaning specified in Section 2.01.

“Intellectual Property Security Agreement” has the meaning specified in Section 4.01(a)(v).

“Intercreditor Agreement” means (a) so long as any amounts are outstanding under the Bridge Facility, the Bridge Intercreditor Agreement, and (b) so long as any Permanent Financing is outstanding, the Permanent Financing Intercreditor Agreement.

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Eurodollar Rate Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, commencing June 30, 2005, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Committed Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date.

“Internal Control Event” means a material weakness in, or fraud that involves management or other employees who have a significant role in Holdings’ and the Borrower’s internal controls over financial reporting, in each case as described in the Securities Laws.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, including, without limitation, (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a division, business unit or all or a substantial part of the business of, such Person, whether through merger, consolidation, amalgamation or otherwise. For purposes of covenant compliance, the amount of any Investment shall be the amount actually

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invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning specified in Section 5.17.

“IP Security Agreement Supplement” has the meaning specified in the Security Agreement.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor the L/C Issuer and relating to any such Letter of Credit.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

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“Lender” has the meaning specified in the introductory paragraph hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any standby letter of credit issued hereunder.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(i).

“Letter of Credit Sublimit” means an amount equal to $2,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan Documents” means, collectively, (a) this Agreement, (b) the Revolving Credit Notes, (c) the Guaranty, (d) the Collateral Documents, (e) the Intercreditor Agreements, (f) the Assumption Agreement, (g) the Fee Letter, (h) each Issuer Document and (i) each Secured Swap Contract; provided that for purposes of Articles IV through VIII, “Loan Documents” shall not include any Secured Swap Contract.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Management Agreement” means the letter agreement dated March 31, 2005 between MCP and MSC regarding consulting and management advisory services to be provided by MCP and fees for such services to be paid by MSC to MCP.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party other than for reasons of the type referred to in clause (a) above (so long as such reason is not, or could not reasonably be expected to result in, an event, condition or circumstance of the type described in Section 8.01(f) or (g)); or (c) a material

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adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Maturity Date” means the earlier of (a) March 31, 2011 and (b) the date of termination in whole of the Commitments pursuant to Section 2.05 or 8.02.

“MCP” means Monitor Clipper Partners, LLC and its successors.

“MCP Control Group” means Monitor Clipper, MCP and any Affiliates of MCP Controlled by MCP other than any portfolio or operating companies in which any of the foregoing directly or indirectly owns any Equity Interests or which they otherwise Control.

“Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of Holdings, provided, that (a) for the fiscal quarter ending June 30, 2005, Consolidated EBITDA shall be calculated based on the December 31, 2004, March 31, 2005 and June 30, 2005 fiscal quarters multiplied by 4/3, (b) Consolidated Cash Interest Charges shall be calculated during the first three full and complete fiscal quarters completed after the Closing Date by multiplying (i) for the first such complete fiscal quarter, by 4 the Consolidated Cash Interest Charges for such complete fiscal quarter, (ii) for the second such complete fiscal quarter, by 2 the Consolidated Cash Interest Charges for the first two such complete fiscal quarters, and (iii) for the third such complete fiscal quarter, by 4/3 the Consolidated Cash Interest Charges for the first three such complete fiscal quarters and (c) if the Closing Date occurs after March 31, 2005, Consolidated Cash Interest Charges for the fiscal quarter ending June 30, 2005 shall be calculated by multiplying by 4 the pro forma Consolidated Cash Interest Charges for such fiscal quarter determined as if the total Indebtedness reflected on the consolidated balance sheet for the fiscal quarter ended June 30, 2005 had been incurred on the first day of such fiscal quarter (and remained outstanding without any increase or decrease in the amount of such Indebtedness during such fiscal quarter) at the applicable interest rates with respect thereto on June 30, 2005 (without considering any increase or decrease in such interest rates during such fiscal quarters).

“Merger” has the meaning specified in the Preliminary Statements to this Agreement.

“Monitor Clipper” has the meaning specified in the Preliminary Statements to this Agreement.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“MSC” has the meaning specified in the Preliminary Statements to this Agreement.

“MSCAI” has the meaning specified in the Preliminary Statements to this Agreement.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is

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obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Non-Reinstatement Deadline” has the meaning specified in Section 2.03(b)(iv).

“Non-renewal Notice Date” has the meaning specified in Section 2.03(b)(iii).

“NPL” means the National Priorities List under CERCLA.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Revolving Credit Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (a) with respect to Revolving Credit Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts or refinancings of Unreimbursed Amounts as Revolving Credit Borrowings.

“Participant” has the meaning specified in Section 11.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

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“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permanent Financing” means (a) the Senior Notes issued on the Closing Date or (b) if the Bridge Facility shall have been funded on the Closing Date, any Senior Notes or other secured or unsecured debt securities or other Indebtedness (the “Take-Out Financing”) issued or incurred by Holdings and/or the Borrower for the purpose of refinancing the Bridge Facility so long as such Take-Out Financing shall (i) have a scheduled maturity no earlier than six months after the Maturity Date, (ii) have no scheduled amortization or mandatory prepayment or redemption (including at the option of the holders thereof) except customary offers to purchase upon a change of control, and, to the extent then customary for such type of Take-Out Financing, an asset sale, (iii) have covenant, default and remedy provisions applicable to Holdings, the Borrower and its Subsidiaries customarily contained in indentures for publicly-traded senior note or senior subordinated note debt securities (and in any event, without limiting the foregoing, less restrictive than those contained in this Agreement), (iv) after giving effect to the issuance or incurrence thereof, all amounts outstanding under the Bridge Facility shall have been repaid in full and all commitments thereunder terminated, and (v) any Liens securing the Take-Out Financing shall be on the terms and conditions required by, and subject to, the Permanent Financing Intercreditor Agreement; provided, that (A) if such Take-Out Financing is to be in the form of securities or Indebtedness convertible into common Equity Interests of Holdings, such convertible Take-Out Financing may have customary voluntary or mandatory redemption provisions for convertible debt securities to the extent payable in (1) common Equity Interests of the Borrower at any time or (2) in cash only if payable, whether voluntarily or at the option of the holders, after a date six months after the Maturity Date and (B) such Take-Out Financing shall not otherwise be exchanged for or convertible into the Equity Interests of a Loan Party.

“Permanent Financing Collateral Documents” means the Security Agreement to be entered into pursuant to the Permanent Financing Documents in substantially the form attached as Exhibit A to the Permanent Financing Intercreditor Agreement (except as otherwise consented to by the Administrative Agent) and any mortgages, collateral assignments, security agreements, pledge agreements or other similar agreements and any supplements thereto contemplated by such Security Agreement and otherwise permitted under the Permanent Financing Intercreditor Agreement.

“Permanent Financing Documents” means (a) the Senior Notes Indenture and the other Senior Notes Documents, and (b) with respect to any other Permanent Financing, the agreements, indentures, notes, Permanent Financing Collateral Documents, guaranties, supplements, instruments and other documents (including any exchange notes and securities) pursuant to which such Permanent Financing, if any, is issued or incurred or otherwise setting forth the terms of the Permanent Financing.

“Permanent Financing Intercreditor Agreement” means the Intercreditor Agreement dated as of (or prior to) the date on which any Permanent Financing is issued or

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incurred by each of the Loan Parties, the Administrative Agent and the holders of the Permanent Financing or any agent, trustee or other representative acting for the benefit of such holders in substantially the form of the Bridge Intercreditor Agreement, with such conforming changes as are necessary to reflect the terms and conditions of the Permanent Financing, or in such form, and on terms and conditions, as are otherwise agreed by the Administrative Agent and the Required Lenders.

“Permitted Acquisition Basket” means (a) at any time prior to the Bridge Covenant Release, (i) if prior to delivery of the financial statements required by Section 6.01(b) for the fiscal quarter ended March 31, 2005, $0, (ii) if the most recent financial statements delivered in accordance with Section 6.01(b) are for the fiscal quarter ended March 31, 2005, an aggregate amount from the Closing Date not to exceed $25,000,000 (including such purchase or acquisition) so long as, after giving pro forma effect to the purchase or acquisition, the pro forma Consolidated Leverage Ratio shall be less than 6.50:1.00, and (iii) if the financial statements for the fiscal quarter ended June 30, 2005 shall have been delivered in accordance with Section 6.01(b), an aggregate amount from the Closing Date not to exceed $25,000,000 (including such purchase or acquisition) so long as, after giving pro forma effect to the purchase or acquisition, the pro forma Consolidated Leverage Ratio shall be equal to, or less than, the Consolidated Leverage Ratio immediately prior to giving effect to such purchase or acquisition; and (b) at any time after the Bridge Covenant Release, $35,000,000; provided, that, for determination of any Consolidated Leverage Ratio contemplated in this definition, Consolidated EBITDA shall be calculated as of the most recently ended Measurement Period on the following basis: (A) the pro forma Consolidated EBITDA attributable to the purchased or acquired assets or Person shall be calculated as if such purchase or acquisition had been made on the first day of the most recent Measurement Period, (B) if the most recent financial statements delivered in accordance with Section 6.01(b) are for the fiscal quarter ended March 31, 2005, the pro forma Consolidated EBITDA attributable to the Borrower and its Subsidiaries shall be calculated based on the Consolidated EBITDA for the six-month period ended March 31, 2005 multiplied by 2, and (c) if the most recent financial statements delivered in accordance with Section 6.01(b) are for the fiscal quarter ended June 30, 2005, the Consolidated EBITDA attributable to the Borrower and its Subsidiaries shall be calculated based on the Consolidated EBITDA for the ninth-month period ended June 30, 2005 multiplied by 4/3.

“Permitted Collateral Documents” means (a) the Collateral Documents, and (b) if (i) any amounts under the Bridge Facility remain outstanding, the Bridge Collateral Documents, and (ii) if no amounts are outstanding under the Bridge Facility and all commitments thereunder have expired or terminated, the Permanent Financing Collateral Documents.

“Permitted Discretion” means a determination in good faith and in the exercise of reasonable business judgment based on any event, condition or circumstance arising, or any new or existing information received or discovered, after the date hereof which could reasonably be expected to reduce (or increase) the value or the collectibility of the Receivables, taken as a whole.

“Permitted Holdco Debt” means unsecured Indebtedness of Holdings that (a) is not subject to any Guarantee by the Borrower or any of its Subsidiaries, (b) will not mature prior to the date that is six months after the Maturity Date, (c) has no scheduled amortization or

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mandatory prepayment or redemption (including at the option of the holders thereof) except customary offers to purchase upon a change of control, and, to the extent then customary for such type of Indebtedness, an asset sale, (d) does not permit any payments in cash of interest or other amounts in respect of the principal thereof for at least four years from the date of the issuance or incurrence thereof, (e) has covenant, default and remedy provisions customary for senior discount notes of an issuer that is the parent of a borrower under senior secured credit facilities, and in any event, with respect to covenant, default and remedy provisions, no more restrictive than those contained in the Permanent Financing Documents, taken as a whole (other than provisions customary for senior discount notes of a holding company).

“Permitted Holdco Debt Documents” means the agreements, indentures, notes, supplements, instruments and other documents (including any exchange notes and securities) pursuant to which any Permitted Holdco Debt is issued or incurred or otherwise setting forth the terms of such Permitted Holdco Debt.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Pledged Debt” has the meaning specified in Section 1 of the Security Agreement.

“Pledged Equity” has the meaning specified in Section 1 of the Security Agreement.

“Post-Closing Transaction Expenses” means the fees, discounts, commissions and reasonable costs and expenses incurred in connection with the sale or issuance of any Permanent Financing, the issuance of any exchange notes or similar securities in respect of such Permanent Financing and any registration statements filed with the SEC in respect of such exchange notes or securities.

“Purchase Agreement” has the meaning specified in the Preliminary Statements to this Agreement.

“Qualifying IPO” means the issuance by Holdings of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act (whether alone or in connection with a secondary public offering) yielding gross proceeds of at least $50,000,000.

“Receivables” has the meaning specified in Section 1 of the Security Agreement.

“Receivables Collateral” means all Collateral consisting of Receivables, including, and otherwise together with, (a) any rights or interests arising under all documents, agreements and instruments governing or relating to Receivables (including rights in respect of

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Liens securing such Receivables and other credit support in respect of such Receivables), (b) any proceeds of such Receivables and any lockboxes or accounts in which such proceeds are deposited or to which such Receivables are to be paid (including, without limitation, the Cash Collateral Accounts), (c) all books and records related to such Receivables, (d) all security deposits and other security interests or liens and property subject thereto purporting to secure payment of such Receivables, and (e) all products and proceeds of any Receivables or of the foregoing (including payments and other amounts received or realized in respect of any security, credit support, indemnities and insurance).

“Register” has the meaning specified in Section 11.06(c).

“Registered Public Accounting Firm” has the meaning specified by the Securities Laws and shall be independent of Holdings and the Borrower as prescribed by the Securities Laws.

“Related Documents” means the Purchase Agreement, the Escrow Agreement, the Management Agreement and the Stockholders Agreement.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Revolving Credit Borrowing, conversion or continuation of Revolving Credit Loans, a Committed Loan Notice and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Required Lenders” means, as of any date of determination, (a) if the Aggregate Exposure of Bank of America exceeds 50% of the Aggregate Exposure of all of the Lenders, Lenders holding more than 75% of the sum of (i) Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition) and (ii) aggregate unused Commitments, and (b) if the Aggregate Exposure of Bank of America is 50% or less of the Aggregate Exposure of all of the Lenders, Lenders holding more than 60% of the sum of the (i) Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition) and (ii) aggregate unused Commitments; provided that, in each case, the unused Commitment of, and the Aggregate Exposure held by, or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

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“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment, (b) any payments in respect of any notes issued by Holdings to, or other Indebtedness owing to, former stockholders of Holdings or former employees of Holdings and its Subsidiaries, and (c) any return or other payment in respect of Investments made by Holdings to the Borrower or any of its Subsidiaries, including payments or interest and repayments of principal; provided, with respect to the Borrower and its Subsidiaries, the payment of any Company Tax Benefits (as defined in the Purchase Agreement) and of any management fees pursuant to the Management Agreement shall constitute Restricted Payments.

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Lenders’ Commitments at such time.

“Revolving Credit Loan” has the meaning specified in Section 2.01.

“Revolving Credit Note” means a promissory note made by the Borrower in favor of a Lender evidencing Revolving Credit Loans made by such Lender, in substantially the form of Exhibit B.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Swap Contract” means any interest rate Swap Contract required or permitted under Article VI or VII that is entered into by and between the Borrower and any Hedge Bank.

“Secured Obligations” has the meaning specified in the Security Agreement.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the L/C Issuer, the Hedge Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Secured Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Securities Act” means the Securities Act of 1933, as amended.

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“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Securities Laws” means the Securities Act, the Securities Exchange Act, the Sarbanes-Oxley Act of 2002, and, in each case, the rules and regulations of the SEC promulgated thereunder, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date under this Agreement.

“Security Agreement” has the meaning specified in Section 4.01(a)(iii).

“Security Agreement Supplement” has the meaning specified in the Security Agreement.

“Senior Notes” means the senior secured floating rate notes, if any, issued and sold pursuant to the Senior Notes Indenture.

“Senior Notes Documents” means the Senior Notes Indenture, the Senior Notes, the Senior Notes Security Agreements and each of the other agreements, supplements, instruments and other documents (including, without limitation, guaranties and security agreements, to the extent permitted hereunder, and any exchange notes issued pursuant to a registered exchange offer) relating to the Senior Notes, or otherwise setting forth the terms of the Senior Notes.

“Senior Notes Indenture” means an indenture containing terms and conditions consistent with the requirements of clause (b) of the definition of Permanent Financing and otherwise in form and substance reasonably satisfactory to the Administrative Agent.

“Senior Notes Security Agreements” means the Senior Notes Security Agreement to be entered into pursuant to the Senior Notes Documents in substantially the form attached as Exhibit A to the Permanent Financing Intercreditor Agreement (except as otherwise consented to by the Administrative Agent) and any mortgages, collateral assignments, security agreements, pledge agreements or other similar agreements and any supplements thereto contemplated by the Senior Notes Security Agreement and otherwise permitted under the Permanent Financing Intercreditor Agreement.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair saleable value of the assets of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light

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of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning specified in Section 11.06(h).

“Specified Default” means any Default under Section 8.01(a), (f) or (g).

“Sponsor” means, collectively, (a) the MCP Control Group, and (b) the Other Investors (as defined in the Stockholders Agreement) so long as (i) the MCP Control Group Controls Holdings and the Borrower, (ii) the MCP Control Group has the exclusive right and power to exercise all voting, consent and other rights of such Other Investors as set forth in Section 2 of the Stockholders Agreement, as in effect on the date hereof, and the voting proxy of such Other Investors in favor of the MCP Control Group pursuant to Section 2.7 thereof, as in effect on date hereof, is valid, enforceable and in full force and effect, and (iii) no individual Other Investor and its Affiliates (excluding the MCP Control Group) “beneficially owns” more Shares (as defined in the Stockholders Agreement as of the date hereof) than the MCP Control Group unless the MCP Control Group directly or indirectly owns at least 30% of the economic Equity Interests in Holdings on a fully diluted basis.

“Stockholders Agreement” means the Stockholders Agreement dated as of March 31, 2005 by and among Holdings, Monitor Clipper Equity Partners II, L.P., Monitor Clipper Equity Partners II (NQP), L.P. and the Holders of Shares (as defined therein).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor” means each Guarantor that is a Subsidiary of the Borrower.

“Subsidiary Guaranty” means the Subsidiary Guaranty made by the Guarantors (other than Holdings) in favor of the Secured Parties, substantially in the form of Exhibit E.

“Surviving Corporation” has the meaning specified in the Preliminary Statements to this Agreement.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any

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combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon mid-market or other readily available quotations provided by at least two recognized dealers in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Syndication Information” means any written marketing materials, including all financial information and data, and any information memorandum used by the Arranger in connection with the syndication of the Revolving Credit Facility.

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means $2,500,000.

“Total Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans and L/C Obligations.

“Transaction” means, collectively, (a) the organization of the Initial Borrower and the issuance of all of the Equity Interests therein to Holdings, (b) the Acquisition, (c) the consummation of the Merger, (d) the issuance and sale of the Senior Notes (or the incurrence of

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loans under the Bridge Facility in lieu thereof), (e) the Equity Contribution, (f) the entering into by the Loan Parties and their applicable Subsidiaries of the Loan Documents, the Bridge Facility Documents or the Senior Notes Documents relating to the Senior Notes, as the case may be, and the other Related Documents to which they are or are intended to be a party, (g) the refinancing of all outstanding Indebtedness of the Company and its Subsidiaries and the termination of all commitments with respect thereto, and (h) the payment of fees and expenses incurred in connection with the consummation of the foregoing in an amount not to exceed $10,621,006 on the Closing Date.

“Type” means, with respect to a Revolving Credit Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“U.S. Loan Party” means any Loan Party that (a) is organized under the laws of one of the states of the United States of America or the laws of the District of Columbia and (b) that is not a CFC.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified,

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refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms. (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be

MSC Credit Agreement

the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.07 Currency Equivalents Generally. Any amount specified in this Agreement (other than in Articles II, IX and X) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount thereof in the applicable currency to be determined by the Administrative Agent at such time on the basis of the Spot Rate (as defined below) for the purchase of such currency with Dollars. For purposes of this Section 1.07, the “Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date of such determination; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 The Revolving Credit Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Revolving Credit Loan”) to the Borrower from time to time, on any Business Day prior to the Maturity Date, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing, (i) the Total Outstandings at such time shall not exceed the Borrowing Availability at such time, and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations shall not exceed the lesser of such Lender’s Commitment and such Lender’s Applicable Percentage of the Borrowing Availability; and provided, further, that, notwithstanding the conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.04, and reborrow under this Section 2.01. Revolving Credit Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein and, notwithstanding anything herein to the contrary, the aggregate amount of Revolving Credit Borrowings on the Closing Date (collectively, the “Initial Credit Extension”) shall not exceed $13,000,000 minus the estimated amount of Post-Closing Transaction Expenses. Within the limits of each Lender’s Commitment, and subject to the other terms and

2.02 Revolving Credit Borrowings, Conversions and Continuations of Revolving Credit Loans. (a) Each Revolving Credit Borrowing, each conversion of Revolving Credit Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 1:00 p.m. (i) three Business Days prior to the requested date of any Revolving Credit Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Revolving Credit Borrowing of Base Rate Loans; provided, that so long as no Default shall have occurred

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and be continuing, with respect to any outstanding Eurodollar Rate Loans, if the Administrative Agent shall not have received notice of conversion or continuation with respect to such Eurodollar Rate Loans in accordance with clause (i), the Borrower shall be deemed to have delivered a notice of continuation of such Eurodollar Rate Loans specifying an Interest Period of one month. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Revolving Credit Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Except as provided in Sections 2.03(c), each Revolving Credit Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $100,000 or a whole multiple of $50,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting Revolving Credit Borrowing, a conversion of Revolving Credit Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Revolving Credit Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Revolving Credit Loans to be borrowed, converted or continued, (iv) the Type of Revolving Credit Loans to be borrowed or to which existing Revolving Credit Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Revolving Credit Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Revolving Credit Loans shall be made as, or converted to, Base Rate Loans; provided, that so long as no Default shall have occurred and be continuing, if the Administrative Agent shall not have otherwise received notice of conversion or continuation of outstanding Eurodollar Rate Loans, the applicable Eurodollar Rate Loans shall automatically be continued as Eurodollar Rate Loans with an Interest Period of one month as provided above. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Revolving Credit Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. In the case of automatic continuations of Eurodollar Rate Loans, the failure of the Administrative Agent to receive a notice of conversion or continuation shall be deemed to constitute a notice of continuation and the Administrative Agent and the Lenders shall be entitled to rely conclusively on such deemed notice without further inquiry regardless of whether the Borrower shall otherwise have, or asserts that it has, delivered a notice of conversion or continuation.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Revolving Credit Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a). Each Appropriate Lender shall make the amount of its Revolving Credit Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Revolving Credit Borrowing is the Initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i)

crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date a Committed Loan Notice with respect to a Revolving Credit Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Revolving Credit Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Revolving Credit Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Revolving Credit Borrowings, all conversions of Revolving Credit Loans from one Type to the other, and all continuations of Revolving Credit Loans as the same Type, there shall not be more than 7 Interest Periods in effect in respect of the Revolving Credit Facility.

(f) Anything in this Section 2.02 to the contrary notwithstanding, the Borrower may not select (i) Eurodollar Rate for the Initial Credit Extension or (ii) Interest Periods for Eurodollar Rate Loans that have a duration of more than one month during the period from the date hereof to the date that is 60 days after the Closing Date or, if earlier, the date on which the Commitments of Bank of America and its Affiliates are equal to or less than $20,000,000.

2.03 Letters of Credit. (a) The Letter of Credit Commitment. (i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Outstandings at such time shall not exceed the Borrowing Base Availability at such time, (y) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations shall not exceed the lesser such Lender’s Commitment and such Lender’s Applicable Percentage of the Borrowing Base Availability, and (z) the Outstanding Amount of the L/C Obligations at such time shall not exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or

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amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) The L/C Issuer shall not issue any Letter of Credit if:

(A) the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance, unless the Required Lenders have approved such expiry date; or

(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.

(iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer;

(C) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $500,000;

(D) such Letter of Credit is to be denominated in a currency other than Dollars;

(E) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(F) a default of any Lender’s obligations to fund under Section 2.03(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender.

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(iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit. (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the L/C Issuer may require. Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.

(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least

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one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-renewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-renewal Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”). Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer to permit such reinstatement. Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit. Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits the L/C Issuer to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), the L/C Issuer shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Reinstatement Deadline (A) from the Administrative Agent that the Required Lenders have

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elected not to permit such reinstatement or (B) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied (treating such reinstatement as an L/C Credit Extension for purposes of this clause) and, in each case, directing the L/C Issuer not to permit such reinstatement.

(v) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations. (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof. The Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing (A) if such notice is received prior to 1:00 p.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), not later than 4:00 p.m. on such date and (B) if such notice is received after 1:00 p.m., not later than 11:00 a.m. on the next Business Day. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Credit Facility and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be

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deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

(v) Each Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice ). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d) Repayment of Participations. (i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by

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the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any of its Subsidiaries.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will notify the L/C Issuer promptly and in any event not later than one Business Day after such receipt. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

MSC Credit Agreement

(f) Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral. Upon the request of the Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing during the continuation of, or results in, a Default, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall immediately Cash Collateralize, in the case of clause (i), the Outstanding Amount of the L/C Obligations in respect of such Letter of Credit, and, in the case of clause (ii), the then Outstanding Amount of all L/C Obligations. Sections 2.04 and 8.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.03, Section 2.04 and Section 8.02(c), “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances (collectively, “Cash Collateral”) pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash

MSC Credit Agreement

Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate Outstanding Amount over (y) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable law, to reimburse the L/C Issuer.

(h) Applicability of ISP and UCP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each Letter of Credit.

(i) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate applicable to Eurodollar Rate Loans times the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (A) computed on a quarterly basis in arrears and (B) due and payable on the last Business Day of each of March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Default under Section 8.01(a), (f) or (g) exists, all Letter of Credit Fees shall accrue at the Default Rate.

(j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at 0.25% per annum, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears, and due and payable on the last Business Day of each of March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

MSC Credit Agreement

(k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(l) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

2.04 Prepayments. (a) Optional. The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Revolving Credit Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $100,000 or a whole multiple of $50,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Revolving Credit Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage). If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05.

(b) Mandatory. (i) If for any reason the Total Outstandings at any time exceed the lesser of the Borrowing Base at such time and the Revolving Credit Facility at such time, the Borrower shall immediately prepay Revolving Credit Loans and Unreimbursed Amounts and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.04(b)(i) unless after the prepayment in full of the Revolving Credit Loans the Total Outstandings continues to exceed the lesser of the Borrowing Base at such time and the Revolving Credit Facility at such time.

(ii) Prepayments of the Revolving Credit Facility made pursuant to clause (i) of this Section 2.04(b), first, shall be applied ratably to the Unreimbursed Amounts, second, shall be applied ratably to the outstanding Revolving Credit Loans, and, third, shall be used to Cash Collateralize the remaining L/C Obligations; and, in the case of any such prepayments of the Revolving Credit Facility, the amount remaining, if any, after the prepayment in full of all Unreimbursed Amounts and Revolving Credit Loans outstanding at such time and the Cash Collateralization of the remaining L/C Obligations in full may be retained by the Borrower for use in the ordinary course of its business. Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further

MSC Credit Agreement

action by or notice to or from the Borrower or any other Loan Party) to reimburse the L/C Issuer or the Lenders, as applicable.

2.05 Termination or Reduction of Commitments. (a) Optional. The Borrower may, upon notice to the Administrative Agent, terminate the unused portions of the Letter of Credit Sublimit or the unused Commitments, or from time to time permanently reduce the unused portions of the Letter of Credit Sublimit or the unused Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. three Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) the Borrower shall not terminate or reduce the unused portions of the Letter of Credit Sublimit or the unused Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Revolving Credit Facility.

(b) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of unused portions of the Letter of Credit Sublimit or the unused Commitments under this Section 2.05. Upon any reduction of the unused Commitments, the Commitment of each Lender shall be reduced by such Lender’s Applicable Percentage of such reduction amount. All fees accrued on such reduction amount until the effective date of any termination of the Commitments shall be paid on the effective date of such termination.

2.06 Repayment of Revolving Credit Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Lenders on the Maturity Date the aggregate principal amount of all Revolving Credit Loans outstanding on such date.

2.07 Interest. (a) Subject to the provisions of Section 2.07(b), (i) each Eurodollar Rate Loan under the Revolving Credit Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate and (ii) each Base Rate Loan under the Revolving Credit Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) Upon the occurrence and during the continuance of a Default under Section 8.01(a), (f) or (g), the Borrower shall pay interest on all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(c) Interest on each Revolving Credit Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.08 Fees. In addition to certain fees described in Sections 2.03(i) and (j):

(a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a

MSC Credit Agreement

commitment fee equal to 0.50% per annum times the actual daily amount by which the Aggregate Commitments exceed the sum of (i) the Outstanding Amount of Revolving Credit Loans plus (ii) the Outstanding Amount of L/C Obligations; provided, however, that any commitment fee accrued with respect to any of the Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Borrower prior to such time. The commitment fee shall accrue at all times from and after the Closing Date to the Maturity Date, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing June 30, 2005, and on the Maturity Date. The commitment fee shall be calculated quarterly in arrears.

(b) Other Fees. (i) The Borrower shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii) The Borrower shall pay to the Administrative Agent such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.09 Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Revolving Credit Loan for the day on which the Revolving Credit Loan is made, and shall not accrue on a Revolving Credit Loan, or any portion thereof, for the day on which the Revolving Credit Loan or such portion is paid, provided that any Revolving Credit Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.10 Evidence of Debt. (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent (set forth in the Register) shall control in

MSC Credit Agreement

the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Revolving Credit Note, which shall evidence such Lender’s Revolving Credit Loans in addition to such accounts or records. Each Lender may attach schedules to its Revolving Credit Note and endorse thereon the date, Type (if applicable), amount and maturity of its Revolving Credit Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in Section 2.10(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.11 Payments Generally; Administrative Agent’s Clawback. (a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be included in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Revolving Credit Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Revolving Credit Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Revolving Credit Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount

MSC Credit Agreement

of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Revolving Credit Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Revolving Credit Loan included in such Revolving Credit Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Appropriate Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Revolving Credit Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Revolving Credit Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Revolving Credit Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Revolving Credit Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Revolving Credit Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Revolving Credit Loan in any particular place or manner.

MSC Credit Agreement

(f) Insufficient Payment. Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.03.

2.12 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Revolving Credit Loans made by it, or the participations in L/C Obligations held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Revolving Credit Loans or participations and accrued interest thereon greater than its pro rata share thereof of Revolving Credit Facility as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Revolving Credit Loans and subparticipations in L/C Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on the Outstanding Amount of their respective Revolving Credit Loans and other amounts owing them, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Credit Loans or subparticipations in L/C Obligations to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes. (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or Holdings hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable

MSC Credit Agreement

Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, any Lender or the L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or Holdings, as the case may be, shall make such deductions and (iii) the Borrower or Holdings, as the case may be, shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.

(b) Payment of Other Taxes by the Borrower and Holdings. Without limiting the provisions of subsection (a) above, the Borrower and Holdings shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c) Indemnification by the Borrower and Holdings. The Borrower and Holdings shall, jointly and severally, indemnify the Administrative Agent, each Lender and the L/C Issuer, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or Holdings, as the case may be, to a Governmental Authority, the Borrower or Holdings, as the case may be, shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower or Holdings, as the case may be, is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower and Holdings (with a copy to the Administrative Agent), at the time or times prescribed by applicable Law or reasonably requested by the Borrower, Holdings or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower, Holdings or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower, Holdings or the Administrative Agent as will enable the Borrower, Holdings or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

MSC Credit Agreement

Without limiting the generality of the foregoing, if the Borrower or Holdings, as the case may be, is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower, Holdings and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower, Holdings or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (A) a certificate to the effect that such Foreign Lender is not (1) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrower or Holdings within the meaning of section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (B) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

(f) Treatment of Certain Refunds. If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or Holdings, as the case may be, or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower or Holdings, as the case may be, an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower or Holdings under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower or Holdings, as the case may be, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer if the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower, Holdings or any other Person.

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3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurodollar Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or continue Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Revolving Credit Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.

3.04 Increased Costs; Reserves on Eurodollar Rate Loans. (a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or the L/C Issuer;

(ii) subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and except for the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer); or

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(iii) impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Eurodollar Rate Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Revolving Credit Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then upon the request of such Lender or the L/C Issuer from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive,

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then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Reserves on Eurodollar Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Eurodollar Rate Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Eurodollar Rate Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Revolving Credit Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Revolving Credit Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Revolving Credit Loan) to prepay, borrow, continue or convert any Revolving Credit Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13;

including any loss (but excluding loss of anticipated profits) or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Eurodollar Rate Loan or from fees payable to terminate the deposits from which such funds were obtained.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Eurodollar Rate Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06 Mitigation Obligations; Replacement of Lenders. (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant

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to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Revolving Credit Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 11.13.

3.07 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01 Conditions of Initial Credit Extension. The obligation of the L/C Issuer and each Lender to make its Applicable Percentage of the Initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i) executed counterparts of this Agreement and the Subsidiary Guaranty, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

(ii) a Revolving Credit Note executed by the Borrower in favor of each Lender requesting a Revolving Credit Note;

(iii) a security agreement, in substantially the form of Exhibit F (together with each other security agreement and security agreement supplement delivered pursuant to Section 6.12, in each case as amended, the “Security Agreement”), duly executed by each Loan Party, together with:

(A) certificates representing the Pledged Equity referred to therein accompanied by undated stock powers executed in blank and instruments evidencing the Pledged Debt indorsed in blank,

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(B) proper financing statements, in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement, covering the Collateral described in the Security Agreement,

(C) completed requests for information, dated on or before the date of the Initial Credit Extension, listing all other effective financing statements filed in the jurisdictions referred to in clause (B) above that name any Loan Party as debtor, together with copies of such other financing statements,

(D) evidence of the completion of all other actions, recordings and filings of or with respect to the Security Agreement that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created thereby,

(E) the Account Control Agreements and the Securities Account Control Agreement, in each case, as referred to in the Security Agreement and duly executed by the appropriate parties, and

(F) evidence that all other action that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement has been taken (including receipt of duly executed payoff letters and UCC-3 termination statements);

(iv) the applicable Intercreditor Agreement;

(v) an intellectual property security agreement, in substantially the form of Exhibit C to the Security Agreement (together with each other intellectual property security agreement and intellectual property security agreement supplement delivered pursuant to Section 6.12, in each case as amended, the “Intellectual Property Security Agreement”), duly executed by each Loan Party, together with evidence that all action that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Intellectual Property Security Agreement has been taken;

(vi) (A) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party and (B) a copy of a Certificate of the Secretary of State of the jurisdiction of incorporation of each Loan Party certifying (1) as to a true and correct copy of the charter of such Loan Party and each amendment thereto on file in such Secretary’s office and (2) that such

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amendments are the only amendments to such Loan Party’s charter on file in such Secretary’s office;

(vii) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each of the Loan Parties is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(viii) a favorable opinion of Ropes & Gray LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit I-1;

(ix) a favorable opinion of Akerman Senterfitt, local counsel to the Loan Parties in Florida, addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit I-2;

(x) a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(xi) a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied and (B) since the date of the Audited Financial Statements, no changes, occurrences, developments or conditions have occurred regarding the Company and its Subsidiaries or the Transaction that would have a Closing Date Material Adverse Effect;

(xii) a certificate attesting to the Solvency of each Loan Party before and after giving effect to the Transaction from the Chief Financial Officer of Holdings and the Borrower;

(xiii) pro forma consolidated financial statements as to Holdings, giving effect to the Transaction, for the fiscal year ended December 31, 2004, which shall have been prepared in accordance with GAAP and such provisions of Regulation S-X under the Securities Act and all other accounting rules and regulations of the SEC promulgated thereunder applicable to a registration statement under the Securities Act on Form S-1 pertaining to pro forma financial calculations;

(xiv) a certificate signed by the Chief Financial Officer of Holdings certifying that the pro forma consolidated financial statements delivered pursuant

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to clause (xiii) above were prepared in good faith on the basis of reasonable assumptions.

(xv) certified copies of each employment agreement and other compensation arrangement with each executive officer of any Loan Party or any of its Subsidiaries as the Administrative Agent shall request;

(xvi) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with the certificates of insurance, naming the Administrative Agent, on behalf of the Lenders, as an additional insured or loss payee, as the case may be, under such insurance policies;

(xvii) certified copies of the Related Documents, duly executed by the parties thereto, together with all agreements, instruments and other documents delivered in connection therewith as the Administrative Agent shall request;

(xviii) a form of certificate of merger to be filed with the Secretary of State of Florida, in form and substance reasonably satisfactory to the Administrative Agent;

(xix) a Borrowing Base Certificate duly certified by the Chief Financial Officer of the Borrower relating to the Initial Credit Extension;

(xx) an assumption agreement in substantially the form of Exhibit K (the “Assumption Agreement”), duly executed by the Surviving Corporation;

(xxi) evidence that the Existing Note Agreements and all other existing Indebtedness of the Company and its Subsidiaries have been or concurrently with the Closing Date are being terminated and all Liens securing all obligations under the Existing Note Agreements and such Indebtedness have been or concurrently with the Closing Date are being released; and

(b) All fees required to be paid to the Administrative Agent, the Arranger and the Lenders on or before the Closing Date shall have been paid.

(c) The Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(d) The Closing Date shall have occurred on or before April 30, 2005.

(e) The Purchase Agreement shall be in full force and effect.

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(f) The Acquisition shall have been consummated in accordance with the terms of the Purchase Agreement, without any waiver or modification of any condition in the Purchase Agreement materially adverse to the rights, benefits and interests of the Lenders without the prior written consent of the Arranger, and in compliance in all material respects with all applicable requirements of Law.

(g) After giving effect to the Transaction, including the Initial Credit Extension made in connection therewith, the sum of the Borrowing Availability and unrestricted cash on hand (cash and Cash Equivalents that, in each case, are neither subject to Liens nor set aside or intended for any purpose or application less the amount of any reserves reflected in the Audited Financial Statements (or, if available, in the most recently delivered financial statements for the fiscal quarter ended after the date of such Audited Financial Statements)) shall be at least $20,000,000.

(h) (i) The Borrower shall have received $175,000,000 in gross cash proceeds from the advance of the Bridge Loans; and (ii) Holdings shall have received the cash proceeds, all of which shall have been contributed in cash to the Borrower, from the Equity Contribution.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Revolving Credit Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a) The representations and warranties of the Borrower and each other Loan Party contained in Article V and any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, (ii) for purposes of this Section 4.02, the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the Audited Financial Statements and, if available, the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively and (iii) references to the Schedules in Article V shall be deemed to refer to the Schedules as amended pursuant to Section 6.02(j), without regard to any interim developments since the date of delivery of the most recent quarterly update to such Schedules pursuant to such Section.

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(b) No Default shall exist, or would result from, consummation of the Transaction and the proposed Initial Credit Extension or from the application of the proceeds thereof.

(c) The Administrative Agent and, if applicable, the L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d) After giving effect to the extension of credit proposed in the Request for Credit Extension, there shall not be a Borrowing Base Deficiency.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Revolving Credit Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each of Holdings and the Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01 Existence, Qualification and Power. Set forth on Schedule 5.01 hereto is a complete and accurate list of all Loan Parties, showing as of the Closing Date (as to each Loan Party) the jurisdiction of its incorporation, the address of its principal place of business and its U.S. taxpayer identification number or, in the case of any non-U.S. Loan Party that does not have a U.S. taxpayer identification number, any unique identification number issued to it by the jurisdiction of its incorporation. The copy of the charter of each Loan Party and each amendment thereto provided pursuant to Section 4.01(a)(vi)(B) is a true and correct copy of each such document, each of which is valid and in full force and effect as of the Closing Date. Each Loan Party and each of its Subsidiaries (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents and Related Documents to which it is a party and consummate the Transaction, and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document and Related Document to which such Person is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien (except the Liens created under the Loan Documents) under, or require any

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payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law. Each Loan Party and each Subsidiary thereof is in compliance with all Contractual Obligations referred to in clause (b)(i), except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document or Related Document, or for the consummation of the Transaction, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof, subject to the Liens permitted under Section 7.01) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for the authorizations, approvals, actions, notices and filings listed on Schedule 5.03, all of which have been duly obtained, taken, given or made and are in full force and effect. All applicable waiting periods in connection with the Transaction have expired without any action having been taken by any Governmental Authority restraining, preventing or imposing materially adverse conditions upon the Transaction or the rights of the Loan Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them. The Acquisition has been consummated in accordance with the Purchase Agreement and applicable Law.

5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally.

5.05 Financial Statements; No Material Adverse Effect. (a) The Audited Financial Statements and the audited financial statements delivered pursuant to Section 6.01(a) (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Company and its Subsidiaries, or the Borrower and its Subsidiaries, as applicable, as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Company and its Subsidiaries, or the Borrower and its Subsidiaries, as applicable, as of the date thereof, including liabilities for taxes, material commitments and Indebtedness which in accordance with GAAP are required to be shown in the financial statements or notes thereto. Schedule 5.05 sets forth all material indebtedness and other material liabilities, in each case, incurred outside the ordinary course of business, whether direct or contingent, of the Company

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and its consolidated Subsidiaries as of Closing Date that are not reflected in such financial statements, including liabilities for taxes, material commitments and Indebtedness.

(b) The unaudited financial statements delivered pursuant to Section 6.01(b) (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Company and its Subsidiaries, or the Borrower and its Subsidiaries, as applicable, as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) As of the Closing Date, since the date of the Audited Financial Statements, no changes, occurrences, developments or conditions shall have occurred regarding the Company and its Subsidiaries that would have a Closing Date Material Adverse Effect. From and after the Closing Date, after giving effect to the Transaction, since the date of the Audited Financial Statements, there has been no event, development, condition or any other circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect. Since the date of the Audited Financial Statements, no Internal Control Event has occurred.

(d) The consolidated pro forma balance sheets of Holdings and its Subsidiaries as at December 31, 2004 and the related consolidated pro forma statements of income and cash flows of Holdings and its Subsidiaries for the twelve months then ended, certified by the chief financial officer or treasurer of the Borrower, copies of which have been furnished to each Lender, fairly present in all material respects the consolidated pro forma financial condition of Holdings and its Subsidiaries as at such date and the consolidated pro forma results of operations of Holdings and its Subsidiaries for the period ended on such date, in each case giving effect to the Transaction.

(e) The consolidated forecasted balance sheets, statements of income and cash flows of the Borrower and its Subsidiaries delivered pursuant to Section 4.01 or 6.01(d) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair and reasonable in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Borrower’s best estimate of its future financial performance.

5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of Holdings or the Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against Holdings or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement, any other Loan Document, any Related Document or the consummation of the Transaction, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

5.07 No Default. No Loan Party nor any Subsidiary of any Loan Party is in default under or with respect to, or a party to, any Contractual Obligation that could, either

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individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08 Ownership of Property; Liens; Investments. (a) Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Schedule 5.08(b) sets forth a complete and accurate list of all Liens on the property or assets of each Loan Party and each of its Subsidiaries, showing as of the date hereof the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Loan Party or such Subsidiary subject thereto. The property of each Loan Party and each of its Subsidiaries is subject to no Liens, other than Liens set forth on Schedule 5.08(b), and as otherwise permitted by Section 7.01.

(c) Schedule 5.08(c) sets forth a complete and accurate list of the real property owned in fee by each Loan Party and each of its Subsidiaries with a book value or estimated fair market value in excess of $1,000,000, showing as of the date hereof the street address, county or other relevant jurisdiction, state, record owner and book and estimated fair value thereof. Each Loan Party and each of its Subsidiaries has good, marketable and insurable fee simple title to all real property owned by such Loan Party or such Subsidiary, free and clear of all Liens, other than Liens created or permitted by the Loan Documents.

(d) (i) Schedule 5.08(d)(i) sets forth a complete and accurate list of the leases of real property under which any Loan Party or any Subsidiary of a Loan Party is the lessee that are material to the conduct of the business of the Borrower or any Subsidiary, showing as of the date hereof the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof. Each such lease is the legal, valid and binding obligation of the lessor thereof, enforceable in accordance with its terms.

(ii) Schedule 5.08(d)(ii) sets forth a complete and accurate list of the leases of real property with a book value or estimated fair market value in excess of $1,000,000 under which any Loan Party or any Subsidiary of a Loan Party is the lessor, showing as of the date hereof the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof. Each such lease is the legal, valid and binding obligation of the lessee thereof, enforceable in accordance with its terms.

(e) Schedule 5.08(e) sets forth a complete and accurate list of all Investments held by any Loan Party or any Subsidiary of a Loan Party on the date hereof, showing as of the date hereof the amount, obligor or issuer and maturity, if any, thereof.

5.09 Environmental Compliance. (a) The Loan Parties and their respective Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result

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thereof each of Holdings and the Borrower has reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Except as could not reasonably be expected to have a Material Adverse Effect, (i) none of the properties currently owned or operated by any Loan Party or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; there are no underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any of its Subsidiaries or, to the knowledge of the Loan Parties, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries; (ii) there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries; and (iii) Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries.

(c) Neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law, except to the extent that such release, discharge or disposal (or any liability or remediation or other action relating thereto), individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(d) All Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in material liability to any Loan Party or any of its Subsidiaries.

5.10 Insurance. The properties of Holdings and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates, and otherwise as required by the Security Agreement.

5.11 Taxes. Except as set forth on Schedule 5.11, the Borrower and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate action diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Borrower or any Subsidiary that could, if made, be reasonably expected to have a Material Adverse Effect. Neither any Loan Party nor any of its Subsidiaries is party to any tax sharing agreement. The Acquisition and the

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Merger will not be taxable to the Borrower, the Company or any of their respective Subsidiaries or Affiliates.

5.12 ERISA Compliance. (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of Holdings and the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. Holdings and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the knowledge of Holdings and the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability in excess of the Threshold Amount; (iii) neither Holdings nor the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither Holdings nor the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

5.13 Subsidiaries; Equity Interests; Loan Parties. No Loan Party has any Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens except those created under the Permitted Collateral Documents and permitted under Section 7.01 on the terms and conditions required by, and subject to, the applicable Intercreditor Agreement. No Loan Party has any equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13. All of the outstanding Equity Interests in the Borrower have been validly issued, are fully paid and non-assessable and are owned directly by Holdings in the amounts specified in Part (c) of Schedule 5.13 free and clear of all Liens except those created under the Permitted Collateral Documents and permitted under Section 7.01 on the terms and conditions required by, and subject to, the applicable Intercreditor Agreement.

5.14 Margin Regulations; Investment Company Act; Public Utility Holding Company Act. (a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning

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of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b) None of the Borrower, any Person Controlling the Borrower, or any Subsidiary (i) is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, or (ii) is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15 Disclosure. The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which any Loan Party or any Subsidiary of any Loan Party is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other written information furnished, including Syndication Information, by or on behalf of any Loan Party to the Arranger, the Administrative Agent or any Lender in connection with the transactions contemplated hereby, the negotiation of this Agreement or delivered hereunder or under any other Loan Document or the syndication of the Revolving Credit Facility (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, each of Holdings and the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be fair and reasonable at the time.

5.16 Compliance with Laws. Each Loan Party and each of its Subsidiaries is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate actions diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17 Intellectual Property; Licenses, Etc. Each Loan Party and each of its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, and Schedule 5.17 sets forth a complete and accurate list of all such IP Rights owned or used by each Loan Party and each of its Subsidiaries. To the knowledge of Holdings and the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party or any of its Subsidiaries infringes upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.18 Solvency. Each Loan Party is, individually and together with its Subsidiaries, Solvent.

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5.19 Collateral. The Loan Parties are the legal and beneficial owners of the Collateral free and clear of any Lien except for the Liens created under the Loan Documents or permitted under Section 7.01. The Collateral Documents create in favor of the Administrative Agent a valid security interest in the Collateral for the benefit of the Secured Parties. All filings and other actions necessary or reasonably requested by the Administrative Agent to perfect and protect the security interest in the Collateral created under the Collateral Documents have been duly made or taken, or otherwise provided for in a manner reasonably acceptable to Administrative Agent, and are in full force and effect and the Administrative Agent has valid, perfected and first priority security interest in the Collateral, subject to the Liens permitted under Section 7.01, for the benefit of the Secured Parties. No Person has a Lien or any rights or interests, other than non-consensual Liens arising by operation of law, with respect to any Receivables Collateral that is not junior and subordinated to Liens created under, and the rights and interests of the Administrative Agent under, the Collateral Documents.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Revolving Credit Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, each of Holdings and the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03, 6.11, 6.15 and 6.17) cause each Subsidiary to:

6.01 Financial Statements. Deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated Statements to be audited and accompanied by a report and opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards;

(b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by the chief executive officer or the treasurer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in

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accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c) as soon as available, but in any event within 30 days after the end of each month, a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such month, and the related consolidated statements of income or operations, shareholders equity and cash flows for such month and for the portion of the Borrower’s fiscal year than ended setting forth in each case in comparative form for the corresponding month of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and duly certified by the chief executive officer or the treasurer of the Borrower; and

(d) as soon as available, but in any event not later than 30 days after the end of each fiscal year of the Borrower, forecasts prepared by management of the Borrower, in form satisfactory to the Administrative Agent, of consolidated balance sheets and statements of income or operations and cash flows statements of the Borrower and its Subsidiaries on a quarterly basis for the fiscal year following such fiscal year and on an annual basis for each fiscal year thereafter until the Maturity Date.

As to any information contained in materials furnished pursuant to Section 6.02(d), the Borrower shall not be separately required to furnish such information under Sections 6.01(a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in Sections 6.01(a) and (b) above at the times specified therein.

6.02 Certificates; Other Information. Deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent:

(a) concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary for such certification of financial statements no knowledge was obtained of any Default under the financial covenants set forth herein or, if any such Default shall exist, stating the nature and status of such event;

(b) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b) (commencing with the delivery of the financial statements for the fiscal quarter ended June 30, 2005), a duly completed Compliance Certificate signed by the Chief Financial Officer of the Borrower, and in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 7.11, a statement of reconciliation conforming such financial statements to GAAP;

(c) promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party

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by independent accountants in connection with the accounts or books of any Loan Party or any of its Subsidiaries, or any audit of any of them;

(d) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Holdings and the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which Holdings or the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(e) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of Permanent Financing, Permitted Holdco Debt and any other debt securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of any Permanent Financing Document, Permitted Holdco Debt Document or the applicable indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 6.02;

(f) together with the delivery of the financial statements required by Section 6.01(a), a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Loan Party and its Subsidiaries and containing such additional information as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably specify;

(g) promptly and in any event within five Business Days after receipt thereof by any Loan Party or any of its Subsidiaries, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any of its Subsidiaries, the scope and substance of which could be reasonably expected to be material to the Borrower or to any creditors of the Borrower;

(h) promptly upon receipt thereof, copies of all notices, requests and information relating (i) to any breach or default, (ii) any matter of the type referred to in clauses (a), (b) and (c) of the definition of “Material Adverse Effect” without giving effect to the materiality qualifier therein or (iii) any event, condition or circumstance of the type described in Section 6.03 (to the extent not otherwise required to be delivered under this Section 6.02) received by any Loan Party or any of its Subsidiaries under or pursuant to any Related Document, Permanent Financing Document, Permitted Holdco Debt Document or other instrument, indenture, loan or credit or similar agreement and, from time to time upon request by the Administrative Agent, such information and reports regarding the Related Documents, Permanent Financing Documents, the Permitted Holdco Debt Documents and such other instruments, indentures and loan and credit and similar agreements as the Administrative Agent may reasonably request;

(i) promptly after the assertion or occurrence thereof, notice of any Environmental Action against or of any noncompliance by any Loan Party or any of its

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Subsidiaries with any Environmental Law or Environmental Permit that could reasonably be expected to have a Material Adverse Effect;

(j) together with the delivery of the financial statements required by Section 6.01(a) and (b), a report supplementing Schedules 5.08(c), 5.08(d)(i) and (ii), 5.08(e), 5.13 and 5.17, including an identification of all owned and leased real property disposed of by any Loan Party or any of its Subsidiaries during such fiscal year and a description of such other changes in the information included in such Schedules as may be necessary for such Schedules to be accurate and complete in accordance with the requirements of Section 5.08, Section 5.13 and Section 5.17;

(k) as soon as available and in any event within 10 days after the end of each month, a Borrowing Base Certificate, as at the end of the previous month, duly certified by the Chief Financial Officer of the Borrower; and

(l) promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender, through the Administrative Agent, may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent, and to any Lender upon the request of such Lender, such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(b) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Each of Holdings and the Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders

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(i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger, the L/C Issuer and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

6.03 Notices. Promptly notify the Administrative Agent:

(a) of the occurrence of any Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of any Loan Party or any Subsidiary thereof; (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary thereof and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary thereof, including pursuant to any applicable Environmental Laws;

(c) of the occurrence of any ERISA Event; and

(d) of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof.

Each notice pursuant to Section 6.03(a), (b), (c) or (d) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04 Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

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6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; provided, however, that the Borrower and its Subsidiaries may consummate the Merger and any other merger or consolidation permitted under Section 7.04; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.07 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of Holdings, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons providing for not less than 30 days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance and otherwise in accordance with the Security Agreement.

6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09 Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of Holdings or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over Holdings or such Subsidiary, as the case may be.

6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender, through and in coordination with the Administrative Agent, to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, to inspect, verify, test and audit collateral up to two times in any fiscal year (with no limitation during the continuation of any Default), and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times

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during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

6.11 Use of Proceeds. (a) The proceeds of the Initial Credit Extension may be used on the Closing Date to (i) finance in part the Acquisition, (ii) refinance certain existing indebtedness of the Company and its Subsidiaries and (iii) pay fees and expenses incurred in connection with the Transaction.

(b) The proceeds of any Credit Extension after the Closing Date may be used for general corporate purposes (including, without limitation, Investments and acquisitions) not in contravention of any Law or of any Loan Document.

6.12 Covenant to Guarantee Obligations and Give Security. (a) Upon the formation or acquisition of any new direct or indirect Subsidiaries (other than any CFC or a Subsidiary that is held directly or indirectly by a CFC) by any Loan Party, then the Borrower shall, at the Borrower’s expense (unless, in any case, the Administrative Agent shall determine in its reasonable discretion that the costs of such action are unreasonably excessive in relation to the benefits to the Lenders that would be afforded thereby):

(i) within 10 days after such formation or acquisition, furnish to the Administrative Agent a description of the real and personal properties of such Subsidiary, in detail satisfactory to the Administrative Agent,

(ii) within 30 days after such formation or acquisition, cause such Subsidiary, and cause each direct and indirect parent of such Subsidiary (if it has not already done so), to duly execute and deliver to the Administrative Agent a guaranty or guaranty supplement, in form and substance satisfactory to the Administrative Agent, guaranteeing the other Loan Parties’ obligations under the Loan Documents,

(iii) within 30 days after such formation or acquisition, cause such Subsidiary and each direct and indirect parent of such Subsidiary (if it has not already done so) to duly execute and deliver, to the Administrative Agent deeds of trust, trust deeds, mortgages, Security Agreement Supplements, IP Security Agreement Supplements and other security and pledge agreements, as specified by and in form and substance satisfactory to the Administrative Agent (including delivery of all Pledged Interests in and of such Subsidiary, and other instruments of the type specified in Section 4.01(a)(iii)), securing payment of all the Obligations of such Subsidiary or such parent, as the case may be, under the Loan Documents and constituting Liens on all such real and personal properties (provided, that the requirements of this clause (iii) shall not apply to any (A) leasehold interests or (B) real property with an estimated fair value of less than $1,000,000),

(iv) within 30 days after such formation or acquisition, cause such Subsidiary and each direct and indirect parent of such Subsidiary (if it has not already done so) to

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take whatever action (including the recording of mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the deeds of trust, trust deeds, mortgages, Security Agreement Supplements, IP Security Agreement Supplements and security and pledge agreements delivered pursuant to this Section 6.12, enforceable against all third parties in accordance with their terms,

(v) within 60 days after such formation or acquisition, deliver to the Administrative Agent, upon the request of the Administrative Agent in its reasonable discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Administrative Agent as to the matters contained in clauses (i), (iii) and (iv) above, and as to such other matters as the Administrative Agent may reasonably request, and

(vi) as promptly as practicable after such formation or acquisition, deliver, upon the reasonable request of the Administrative Agent in its sole discretion, to the Administrative Agent with respect to each parcel of real property owned by the entity that is the subject of such formation or acquisition title reports, surveys and engineering, soils and other reports, and environmental assessment reports, each in scope, form and substance satisfactory to the Administrative Agent, provided, however, that to the extent that any Loan Party or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such real property, such items shall, promptly after the receipt thereof, be delivered to the Administrative Agent.

(b) Upon the acquisition of any property by any Loan Party, and such property, in the judgment of the Administrative Agent, shall not already be subject to a perfected first priority security interest in favor of the Administrative Agent for the benefit of the Secured Parties, subject to the Liens permitted under Section 7.01, then the Borrower shall, at the Borrower’s expense (unless, in any case, the Administrative Agent shall determine in its reasonable discretion that the costs of such action are unreasonably excessive in relation to the benefits to the Lenders that would be afforded thereby):

(i) within 10 days after such acquisition, furnish to the Administrative Agent a description of the property so acquired in detail satisfactory to the Administrative Agent,

(ii) within 30 days after such acquisition, cause the applicable Loan Party to duly execute and deliver to the Administrative Agent deeds of trust, trust deeds, mortgages, Security Agreement Supplements, IP Security Agreement Supplements and other security and pledge agreements, as specified by and in form and substance satisfactory to the Administrative Agent, securing payment of all the Obligations of the applicable Loan Party under the Loan Documents and constituting Liens on all such properties (provided, that the requirements of this clause (ii) shall not apply to any (A) leasehold interests or (B) real property with an estimated fair value of less than $1,000,000),

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(iii) within 30 days after such acquisition, cause the applicable Loan Party to take whatever action (including the recording of mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on such property, enforceable against all third parties (provided, that the requirements of this clause (iii) shall not apply to any (A) leasehold interests or (B) real property with an estimated fair value of less than $1,000,000),

(iv) within 60 days after such acquisition, deliver to the Administrative Agent, upon the request of the Administrative Agent in its reasonable discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Administrative Agent as to the matters contained in clauses (ii) and (iii) above and as to such other matters as the Administrative Agent may reasonably request, and

(v) as promptly as practicable after any acquisition of a real property, deliver, upon the request of the Administrative Agent in its sole discretion, to the Administrative Agent with respect to such real property title reports, surveys and engineering, soils and other reports, and environmental assessment reports, each in scope, form and substance satisfactory to the Administrative Agent, provided, however, that to the extent that any Loan Party or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such real property, such items shall, promptly after the receipt thereof, be delivered to the Administrative Agent,

(c) Upon the request of the Administrative Agent following the occurrence and during the continuance of an Event of Default, Holdings or the Borrower, as applicable, shall, at the Borrower’s expense:

(i) within 10 days after such request, furnish to the Administrative Agent a description of the real and personal properties of the Loan Parties and their respective Subsidiaries in detail satisfactory to the Administrative Agent,

(ii) within 15 days after such request, duly execute and deliver, and cause each Loan Party to duly execute and deliver, to the Administrative Agent deeds of trust, trust deeds, mortgages, Security Agreement Supplements, IP Security Agreement Supplements and other security and pledge agreements, as specified by and in form and substance satisfactory to the Administrative Agent (including delivery of all Pledged Interests in and of such Subsidiary, and other instruments of the type specified in Section 4.01(a)(iii)), securing payment of all the Obligations of the applicable Loan Party under the Loan Documents and constituting Liens on all such properties,

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(iii) within 30 days after such request, take, and cause each Loan Party to take, whatever action (including the recording of mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the deeds of trust, trust deeds, mortgages, Security Agreement Supplements, IP Security Agreement Supplements and security and pledge agreements delivered pursuant to this Section 6.12, enforceable against all third parties in accordance with their terms,

(iv) within 60 days after such request, deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Administrative Agent as to the matters contained in clauses (ii) and (iii) above, and as to such other matters as the Administrative Agent may reasonably request, and

(v) as promptly as practicable after such request, deliver, upon the request of the Administrative Agent in its sole discretion, to the Administrative Agent with respect to each parcel of real property owned or held by the Borrower and its Subsidiaries, title reports, surveys and engineering, soils and other reports, and environmental assessment reports, each in scope, form and substance satisfactory to the Administrative Agent, provided, however, that to the extent that any Loan Party or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such real property, such items shall, promptly after the receipt thereof, be delivered to the Administrative Agent.

(d) At any time upon request of the Administrative Agent, promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent may, in its reasonable judgment, deem necessary or desirable in obtaining the full benefits of, or in perfecting and preserving the Liens of, such guaranties, deeds of trust, trust deeds, mortgages, Security Agreement Supplements, IP Security Agreement Supplements and other security and pledge agreements.

6.13 Compliance with Environmental Laws. Comply, and cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither Holdings nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.

6.14 Further Assurances. Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may

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be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) effect the purposes of the Loan Documents (including the relative rights, interests and priorities with respect to any creditors of the Loan Parties that are parties to the Intercreditor Agreement), (ii) to the fullest extent permitted by applicable law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents and (iii) assure, convey, grant, assign, transfer, preserve, protect, confirm, perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder.

6.15 Interest Rate Hedging. Enter into no later than 120 days after the Closing Date and maintain at all times thereafter until the third anniversary of the Closing Date, interest rate Swap Contracts with Persons acceptable to the Administrative Agent such that at least 50% of all Indebtedness of Holdings, the Borrower and its Subsidiaries shall be subject to a fixed interest rate protection reasonably satisfactory to the Administrative Agent.

6.16 Cash Collateral Accounts. Maintain, and cause each of the other Loan Parties to maintain, all Cash Collateral Accounts with Bank of America or another commercial bank located in the United States, which has delivered a control agreement as contemplated by the Security Agreement or otherwise in form and substance reasonably satisfactory to the Administrative Agent for the benefit of the Secured Parties

6.17 Merger. Consummate the Merger immediately upon the consummation of the Acquisition on the Closing Date, execute and deliver the Assumption Agreement and deliver a certificate signed by the Chief Executive Officer or the Chief Financial Officer of the Surviving Corporation certifying that the Merger has been validly consummated, and is effective, in accordance with applicable law, together with certified copies of each of the articles of merger, including confirmation from the Department of State of the State of Florida of the acceptance of such articles of merger and the effectiveness of each merger constituting the Merger.

6.18 Company Tax Benefits. Give the Administrative Agent notice thereof not later than 3 Business Days after the date of any payments of Company Tax Benefits, which notice shall set forth the amount of such Company Tax Benefits so paid and include a reasonably detailed calculation of such amount and certified copies of any information or other items delivered in connection therewith.

6.19 Designation as Senior Debt. If any Permanent Financing consists of subordinated or senior subordinated indebtedness, designate all Obligations as “Designated Senior Indebtedness” under, and defined in, the applicable Permanent Financing Documents and all supplemental indentures thereto.

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ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Revolving Credit Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, neither Holdings nor the Borrower shall, nor shall they permit any Subsidiary to, directly or indirectly:

7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file or suffer to exist under the Uniform Commercial Code of any jurisdiction a financing statement that names the Borrower or any of its Subsidiaries as debtor, or sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement, or assign any accounts or other right to receive income, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens pursuant to the applicable Permitted Collateral Documents securing (i) Indebtedness permitted under Section 7.02(d)(i) or (ii) incurred or issued on the Closing Date, or (ii) if the Bridge Facility shall have been funded on the Closing Date, Indebtedness permitted under Section 7.02(d)(iii) so long as (A) all amounts outstanding under the Bridge Facility Documents shall have been paid in full and all commitments thereunder terminated, (B) all Liens securing any obligations under the Bridge Facility Documents, and all Bridge Facility Security Agreements, shall have been terminated, released or discharged and the Administrative Agent shall have received evidence thereof reasonably satisfactory to it, and (C) the Loan Parties shall have complied with the provisions of Section 6.14 to the extent requested by the Administrative Agent in connection therewith; provided, that in each of the foregoing cases, such Liens shall at all times be on the terms and conditions required by, and subject to, the applicable Intercreditor Agreement;

(c) in the case of the Borrower and its Subsidiaries, Liens existing on the date hereof and listed on Schedule 5.08(b) and any renewals or extensions thereof; provided that (i) such Liens shall not extend to any property other than the property covered thereby on the date hereof, (ii) the amount secured or benefited thereby is not increased and (iii) there shall be no direct or any contingent obligor with respect thereto other than the obligors on the date hereof;

(d) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(e) in the case of the Borrower and its Subsidiaries, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, worker’s compensation or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith and by

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appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(f) in the case of the Borrower and its Subsidiaries, pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(g) in the case of the Borrower and its Subsidiaries, deposits to secure the performance of bids, government contracts, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(h) in the case of the Borrower and its Subsidiaries, easements, rights-of-way, restrictions, encroachments and other similar encumbrances or defects or irregularities in title affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(i) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h) or securing appeal or other surety bonds related to such judgments;

(j) in the case of the Borrower and its Subsidiaries, Liens securing Indebtedness permitted under Section 7.02(f); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness or, if applicable, subject to such Capitalized Lease and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(k) any (i) interest or title of a lessor or sublessor under any lease of real property permitted hereunder, (ii) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to, or (iii) subordination of the interest of the lessee or sublessee under such lease to any restriction or encumbrance referred to in the preceding clause (ii), so long as the holder of such restriction or encumbrance agrees to recognize the rights of such lessee or sublessee under such lease;

(l) Liens solely on any cash earnest money deposits made by the Borrower or any of its Subsidiaries in an amount not to exceed $1,000,000 at any time outstanding in connection with any letter of intent or purchase agreement with respect to any Investment permitted under Section 7.03(h);

(m) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(n) any zoning or similar Law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

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(o) (i) licenses of patents, trademarks and other intellectual property rights granted by the Borrower or any of its Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of the Borrower or such Subsidiary and (ii) leases or subleases granted by Holdings or any of its Subsidiaries to third parties in respect of surplus property which is not fundamental to the operation of the business in the ordinary course of business; provided, that such licenses, leases and subleases are on arms’-length commercial terms and are otherwise satisfactory to the Administrative Agent;

(p) statutory Liens of landlords incurred in the ordinary course of business for amounts which are not overdue or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(q) customary contractual and statutory rights of setoff relating to the establishment and maintenance of depositary relations with banks not given in connection with the issuance of, or in respect of any, Indebtedness; and

(r) in the case of the Borrower and its Subsidiaries, other Liens securing obligations in an aggregate principal amount not to exceed $1,000,000, provided that no such Lien shall extend to or cover any Receivables.

7.02 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) in the case of the Borrower, Indebtedness in respect of Swap Contracts designed to hedge against fluctuations in interest rates entered into in the ordinary course of business or otherwise permitted hereby;

(b) Indebtedness owed to a Loan Party, which Indebtedness shall constitute “Pledged Debt” under the Security Agreement and be otherwise permitted under the provisions of Section 7.03;

(c) Indebtedness under the Loan Documents;

(d) Indebtedness under (i) the Bridge Facility incurred on the Closing Date in an aggregate amount of up to $175,000,000, (ii) if the Bridge Facility shall not have been funded on the Closing Date, the Senior Notes issued on the Closing Date in an aggregate amount of $175,000,000, and (iii) if the Bridge Facility shall have been funded on the Closing Date, any Permanent Financing in an aggregate principal amount not to exceed the greater of (A) the aggregate principal amount then outstanding under the Bridge Facility, together with any accrued but unpaid interest, fees and expenses under the Bridge Facility to be capitalized into the principal amount of such Permanent Financing and any fees and expenses required to be paid to the Arranger and its affiliates in connection with, or as a result of, such Permanent Financing, and (B) $125,000,000 so long as the proceeds of such Permanent Financing are applied first to pay all amounts outstanding under the Bridge Facility in full and thereafter, to prepay the Outstanding

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Amount of all Revolving Credit Loans (without permanent reduction of the Revolving Credit Facility);

(e) in the case of the Borrower and its Subsidiaries and Holdings, Guarantees of the Borrower or any Guarantor in respect of Indebtedness otherwise permitted hereunder of the Borrower or any other Guarantor;

(f) in the case of the Borrower and its Subsidiaries, Indebtedness in respect of Capitalized Leases and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(j); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed (i) prior to the Bridge Covenant Release, $2,500,000, and (ii) thereafter $4,000,000;

(g) after the Bridge Covenant Release, in the case of the Borrower and its Subsidiaries, unsecured Indebtedness in an aggregate principal amount not to exceed $2,500,000 at any time outstanding;

(h) in the case of Holdings, Permitted Holdco Debt only (i) if any amounts, obligations or commitments under the Bridge Facility Documents remain outstanding (other than in respect of any exchange notes, the exchange note indenture and related exchange documents), all proceeds of such Permitted Holdco Debt are applied first to repay the Bridge Facility (other than any exchange notes issued thereunder) until paid in full and all commitments thereunder terminated, (ii) both before and after giving effect to the issuance or incurrence thereof, no Default or Event of Default shall have occurred and be continuing, (iii) after giving Pro Forma Effect (as defined below) to the issuance or incurrence thereof, (A) the ratio of (x) Consolidated Funded Indebtedness for Holdings, the Borrower and its Subsidiaries to (y) Consolidated EBITDA for the Borrower and its Subsidiaries shall be less than 6.50: 1.00, (B) the ratio of (x) Consolidated Funded Indebtedness for the Borrower and its Subsidiaries to (y) Consolidated EBITDA for the Borrower and its Subsidiaries shall be less than 5.50: 1.00, and (C) the Borrower shall be in compliance with the financial covenants set forth in Section 7.11, (iv) the Chief Financial Officer of Holdings or the Borrower shall have delivered an officer’s certificate demonstrating the calculation of the ratios described in clause (iii) (including, if necessary, any reconciliation of Consolidated EBITDA in accordance with the proviso set forth below) in reasonable detail and in form and substance reasonably satisfactory to the Administrative Agent, and (v) as used herein, “Pro Forma Effect” means, for purposes of calculating any financial ratios, that the issuance or incurrence of any Permitted Holdco Debt shall be deemed to have been issued or incurred on the first day of the most recent Measurement Period for which a Compliance Certificate has been delivered in accordance with Section 6.02(b); provided, that solely for purposes of this Section 7.02(h), (x) any capitalized or paid-in-kind interest or accreted principal on such Permitted Holdco Debt in accordance with the terms thereof shall not constitute an issuance or incurrence of Permitted Holdco Debt, and (y) Consolidated EBITDA shall be calculated for purposes hereof on the basis of the actual four fiscal quarters in the most recently completed Measurement Period for which a Compliance Certificate has been delivered without giving effect to the provisos contained in the definition of Measurement Period; and

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(i) after the Bridge Covenant Release, in the case of Holdings, unsecured Indebtedness in an amount not to exceed $1,000,000 at any time outstanding, which shall be subordinated on terms and conditions reasonably satisfactory to the Administrative Agent and shall contain no covenants, issued to former shareholders of Holdings as consideration for the repurchase of any Equity Interests of Holdings from such shareholders.

7.03 Investments. Make or hold any Investments, except:

(a) Investments held by the Borrower and its Subsidiaries in the form of Cash Equivalents;

(b) in the case of the Borrower and its Subsidiaries, advances to officers, directors and employees of the Borrower and Subsidiaries in an aggregate amount not to exceed $500,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(c) (i) Investments by Holdings and its Subsidiaries in their respective Subsidiaries outstanding on the date hereof, (ii) Investments by Holdings and its Subsidiaries in the Borrower and the Subsidiary Guarantors, and (iii) Investments by Subsidiaries of the Borrower that are not Loan Parties in other Subsidiaries that are not Loan Parties;

(d) Investments by the Borrower and its Subsidiaries consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e) Guarantees permitted by Section 7.02;

(f) Investments existing on the date hereof and set forth on Schedule 5.08(e);

(g) Investments by the Borrower in Swap Contracts permitted under Section 7.02(a);

(h) in the case of the Borrower and its Subsidiaries, the purchase or other acquisition of all of the Equity Interests in, or all or substantially all of the property and assets of, any Person that, upon the consummation thereof, will be wholly-owned directly by the Borrower or one or more of its wholly-owned Subsidiaries (including as a result of a merger or consolidation); provided that, with respect to each purchase or other acquisition made pursuant to this Section 7.03(h):

(i) any such newly-created or acquired Subsidiary shall comply with the requirements of Section 6.12;

(ii) the lines of business of the Person to be (or the property and assets of which are to be) so purchased or otherwise acquired shall be substantially the

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same as those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto;

(iii) such purchase or other acquisition shall not include or result in any contingent liabilities that could reasonably be expected to be material to the business, financial condition, operations or prospects of the Borrower and its Subsidiaries, taken as a whole (as determined in good faith by the board of directors (or the persons performing similar functions) of the Borrower or such Subsidiary if the board of directors is otherwise approving such transaction and, in each other case, by a Responsible Officer);

(iv) the total cash and noncash consideration (including the fair market value of all Equity Interests issued or transferred to the sellers thereof, all indemnities, earnouts and other contingent payment obligations to, and the aggregate amounts paid or to be paid under noncompete, consulting and other affiliated agreements with, the sellers thereof, all write-downs of property and assets and reserves for liabilities with respect thereto and all assumptions of debt, liabilities and other obligations in connection therewith (such assumptions to be deemed cash consideration for purposes hereof)) paid by or on behalf of the Borrower and its Subsidiaries for any such purchase or other acquisition, when aggregated with the total cash and noncash consideration paid by or on behalf of the Borrower and its Subsidiaries for all other purchases and other acquisitions made by the Borrower and its Subsidiaries pursuant to this Section 7.03(h), shall not exceed the sum of (A) the Permitted Acquisition Basket, (B) the amount of such consideration that is funded with the net cash proceeds of common capital contributions by the Equity Investors or purchases of common stock by the Equity Investors so long as, in each case, such net cash proceeds are contributed to the Borrower and not used for any other purpose, and (C) consideration in the form of common stock of Holdings to the extent such issuance of common stock would not breach or violate any provision of the Stockholder Agreement or trigger any rights, which, if exercised, would result in a Change of Control;

(v) (A) immediately before and immediately after giving pro forma effect to any such purchase or other acquisition, no Default shall have occurred and be continuing and (B) immediately after giving effect to such purchase or other acquisition, Holdings and its Subsidiaries shall be in pro forma compliance with all of the covenants set forth in Section 7.11, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) as though such purchase or other acquisition had been consummated as of the first day of the fiscal period covered thereby; and

(vi) the Borrower shall have delivered to the Administrative Agent, on behalf of the Lenders, at least five Business Days prior to the date on which any such purchase or other acquisition is to be consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this

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Section 7.03(h) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition;

(i) other Investments by the Borrower and its Subsidiaries not exceeding in the aggregate (i) prior to the Bridge Covenant Release, $1,000,000, and (ii) thereafter, $2,500,000;

(j) Investments by the Borrower in Holdings, together with the amount of Restricted Payments made or to be made for such purpose in accordance with Section 7.06(c), in an amount sufficient to permit Holdings to (i) pay any taxes required to be paid by it, (ii) pay customary corporate and overhead expenses for a passive holding company in an amount, together with the amount of Restricted Payments made or to be made for such purpose in accordance with Section 7.06(c), of up to $500,000 in any fiscal year, and (iii) make payments in respect of Company Tax Benefits (as defined in the Purchase Agreement) to the extent actually realized and required to be paid in accordance with Section 1.08 of the Purchase Agreement;

(k) Investments by the Borrower in Holdings, together with the amount of Restricted Payments made or to be made for such purpose in accordance with Section 7.06(d), in an amount sufficient to permit Holdings to pay (i) so long as no Default has occurred and is continuing or would result therefrom, any accrued interest in respect of any Permitted Holdco Debt and any Permanent Financing issued by Holdings, in each case, incurred in accordance with the terms hereof and required to be paid in cash pursuant to the terms thereof so long as such Investment is made five days prior to the required date for such payment, and (ii) so long as no Specified Default has occurred and is continuing or would result therefrom, pay any management fees under the Management Agreement in an amount, together with the amount of Investments made or to be made for such purpose in accordance with Section 7.06(d), not to exceed $500,000 in any fiscal year; and

(l) Promissory notes issued by employees of the Borrower and its Subsidiaries to Holdings in lieu of cash as consideration for and evidencing the deferred payment of the purchase price of capital stock in Holdings.

7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a) any Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries;

(b) any Loan Party (other than Holdings) may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Loan Party;

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(c) any Subsidiary that is not a Loan Party may dispose of all or substantially all its assets to (i) another Subsidiary which is not a Loan Party or (ii) to a Loan Party for no consideration, or, in the case of this clause (ii), pursuant to a Disposition which is in the nature of a liquidation;

(d) the Borrower and its Subsidiaries may consummate the Merger;

(e) in order to effect any Investment permitted under Section 7.03(h) or (i), any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that the Person surviving such merger shall be a wholly-owned Subsidiary of the Borrower; and

(f) so long as no Default has occurred and is continuing or would result therefrom, any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it in order to effect any Disposition permitted under Section 7.05(f); provided that neither the Borrower nor any Subsidiary shall (i) retain any Equity Interest or Investment in the Person surviving such merger shall not be a Subsidiary of the Borrower or (ii) retain or incur, or otherwise be responsible or liable for, any obligations or liabilities of such Person;

provided, however, that in each case, immediately after giving effect thereto (i) in the case of any such merger to which the Borrower is a party, the Borrower is the surviving corporation and (ii) in the case of any such merger to which any Loan Party (other than the Borrower) is a party, such Loan Party or another Loan Party party to such merger is the surviving corporation.

7.05 Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions of (i) inventory in the ordinary course of business, and (ii) up to $1,000,000 of pharmaceutical inventory in the aggregate;

(c) Dispositions of equipment to the extent that (i) such property is exchanged for credit against the purchase price of similar or better replacement equipment or (ii) the proceeds of such Disposition are substantially concurrently applied to the purchase price of such replacement equipment;

(d) Dispositions of property by any Subsidiary to the Borrower or to a wholly-owned Subsidiary; provided that if the transferor of such property is a Guarantor, the transferee thereof must either be the Borrower or a Guarantor;

(e) Dispositions permitted by Sections 7.04(a), (b), (c) and (d); and

(f) Dispositions by the Borrower and its Subsidiaries not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition, no Default shall

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exist or would result from such Disposition, (ii) the aggregate book value of all property Disposed of in reliance on this clause (f) in any fiscal year shall not exceed $2,000,000 and (iii) the consideration for such asset Disposition shall be paid to the Borrower or such Subsidiary solely in cash.

provided, however, that any Disposition pursuant to this Section 7.05 (other than a Disposition to a Loan Party) shall be for fair market value.

7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, or issue or sell any Equity Interests or accept any capital contributions, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a) each Subsidiary of the Borrower may make Restricted Payments to the Borrower, any Subsidiaries of the Borrower that are Guarantors and any other Person that owns a direct Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b) Holdings, the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c) the Borrower may make dividend payments or distributions to Holdings, together with the amount of Investments made or to be made for such purpose in accordance with Section 7.03(j), in an amount sufficient to permit Holdings to (i) pay any taxes required to be paid by it, provided that the amount paid by the Borrower shall not exceed a reasonable estimate of the amount that the Borrower would be required to pay for taxes were it to file a consolidated tax return for itself and its Subsidiaries as if it were the common parent with respect to a consolidated tax group, (ii) pay customary corporate and overhead expenses for a passive holding company in an amount, together with the amount of Investments made or to be made for such purpose in accordance with Section 7.03(j), of up to $500,000 in any fiscal year, and (iii) make payments in respect of Company Tax Benefits (as defined in the Purchase Agreement) to the extent actually realized and required to be paid in accordance with Section 1.08 of the Purchase Agreement;

(d) the Borrower may make dividend payments or distributions to Holdings, together with the amount of Investments made or to be made for such purpose in accordance with Section 7.03(k), in an amount sufficient to permit Holdings to pay (i) so long as no Default has occurred and is continuing or would result therefrom, any accrued interest in respect of any Permitted Holdco Debt and any Permanent Financing issued by Holdings, in each case, incurred in accordance with the terms hereof and required to be paid in cash pursuant to the terms thereof so long as such Restricted Payment is made five days prior to the required date for such payment, and (ii) so long as no Specified Default has occurred and is continuing or would result therefrom, pay any management

MSC Credit Agreement

fees under the Management Agreement in an amount, together with the amount of Investments made or to be made for such purpose in accordance with Section 7.03(k), not to exceed $500,000 in any fiscal year;

(e) after the Bridge Covenant Release, so long as (i) no Default has occurred and is continuing or would result therefrom, and (ii) no amounts are outstanding in respect of the Bridge Facility, Holdings may make Restricted Payments from the net cash proceeds received by it from any Permitted Holdco Debt issued or incurred in accordance with Section 7.02(h);

(f) Holdings may issue and sell shares of its common stock so long as (i) no Default or Change of Control would result therefrom, (ii) the proceeds thereof are contributed to the Borrower, and (iii) the Borrower applies such proceeds to prepay or redeem outstanding amounts, if any, under the Bridge Facility; and

(g) after the Bridge Covenant Release, the Borrower may make dividend payments and distributions to Holdings in an amount not to exceed $1,000,000 in any fiscal year (any portion of which, if not paid in the fiscal year for which it is permitted, may be carried over for payment in the next following two successive fiscal years and dividend payments and distributions in successive years shall be deemed to have been made first from the annual basket and only thereafter from any carried-over amounts) to permit Holdings to make Restricted Payments (which shall include payments in respect of Indebtedness permitted under Section 7.02(i)) not otherwise permitted under this Section 7.06 substantially concurrently with such payments and distributions).

7.07 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.

7.08 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to (i) transactions between or among the Loan Parties, (ii) payments of management fees pursuant to the Management Agreement to the extent permitted under, and subject to the conditions of, Section 7.03(k) and Section 7.06(d), and (iii) transactions contemplated by the Related Documents (other than the payment of management and similar fees to any Equity Investors).

7.09 Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to or invest in the Borrower or any Guarantor, except for (A) any agreement or instrument in effect (x) on the date hereof or (y) at the time any Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement or instrument was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower; (B) any agreement

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evidencing Indebtedness permitted by Section 7.02(f), solely to the extent imposing restrictions on the property so acquired and subject to a Lien permitted under Section 7.01(j); (C) customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business and otherwise permitted hereby solely to the extent relating to the assets subject thereto; (D) any agreement for the sale or other Disposition of a Subsidiary permitted under this Agreement that restricts distributions by such Subsidiary pending the sale or other Disposition; and (E) provisions in agreements or instruments which prohibit the payment of dividends or the making of other distributions with respect to any class of Equity Interest of a Person other than on a pro rata basis; (ii) of any Subsidiary to Guarantee the Indebtedness of the Borrower; or (iii) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness (x) permitted under Section 7.02(f) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness, and (y) pursuant to the Bridge Facility Documents, the Permanent Financing Documents and the Permitted Holdco Debt Documents consistent with the terms of the applicable Intercreditor Agreement and in any event no more restrictive than the provisions contained herein and customary provisions of publicly traded secured high yield debt securities; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

7.10 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose.

7.11 Financial Covenants. (a) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio as of the end of any fiscal quarter of the Borrower to be less than the ratio set forth below opposite such fiscal quarter:

Four Fiscal Quarters Ending	Minimum Consolidated Fixed Charge Coverage Ratio
June 30, 2005 through September 30, 2006	1.10:1.00
December 31, 2006 and each fiscal quarter thereafter	1.25:1.00

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(b) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio at any time during any period of four fiscal quarters of the Borrower set forth below to be greater than the ratio set forth below opposite such period:

Four Fiscal Quarters Ending	Maximum Consolidated Leverage Ratio
June 30, 2005	8.00:1.00
September 30, 2005	7.50:1.00
December 31, 2005	7.00:1.00
March 31, 2006	6.50:1.00
June 30, 2006 through September 30, 2006	6.25:1.00
December 31, 2006	6.00:1.00
March 30, 2007	5.75:1.00
June 30, 2007	5.50:1.00
September 30, 2007	5.25:1.00
December 31, 2007	5.00:1.00
March 30, 2008	4.75:1.00
June 30, 2008	4.50:1.00
September 30, 2008	4.25:1.00
December 31, 2008 and each fiscal quarter thereafter	4.00:1.00

7.12 Amendments of Organization Documents. Amend any of its Organization Documents in a manner that could reasonably be expected to be adverse in any material respect to the rights and interests of the Secured Parties.

7.13 Accounting Changes. Make any change in (a) accounting policies or reporting practices, except as required by GAAP, or (b) fiscal year.

7.14 Prepayments, Etc. of Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness, except (a) the prepayment of the Credit Extensions in accordance with the terms of this Agreement, (b) if any amounts under the Bridge Facility shall have been funded on the Closing Date, the prepayment of the Bridge Facility to the extent permitted under Section 7.02, and (c) prepayment of any Indebtedness permitted under Section 7.02(b), (f) (so long as any related Liens are released and discharged) and (g).

7.15 Amendment, Etc. of Related Documents. (a) Cancel or terminate any Related Document or consent to or accept any cancellation or termination thereof, (b) amend, modify or change in any manner any term or condition of any Related Document or give any consent, waiver or approval thereunder (other than (i) to reduce the aggregate amount payable in respect of Company Tax Benefits under the Purchase Agreement so long as the timing, frequency and conditions to such payments shall be no less favorable to Holdings and the Borrower and (ii) to reduce or eliminate any amounts required to be paid by Holdings, the Borrower and its Subsidiaries pursuant to the Management Agreement), (c) waive any default under or any breach of any term or condition of any Related Document (other than the Management Agreement) or (d) take any other action in connection with any Related Document that would impair the value of the interest or rights of any Loan Party thereunder or that would impair the rights or interests of the Administrative Agent or any Lender.

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7.16 Speculative Transactions. Engage, or permit any of its Subsidiaries to engage, in any transaction involving commodity options or futures contracts or any similar speculative transactions, which are, in any case, inconsistent with prior practice and not otherwise made in the ordinary course of business.

7.17 Holding Company. In the case of Holdings, engage in any business or activity other than (a) the ownership of all outstanding Equity Interests in the Borrower, (b) maintaining its corporate existence, (c) participating in tax, accounting and other administrative activities as the parent of the consolidated group of companies, including the Loan Parties, (d) the performance of obligations under the Loan Documents, Bridge Facility Documents, Permanent Financing Documents and the Permitted Holdco Debt Documents to which it is a party and (e) activities incidental to the businesses or activities described in clauses (a) through (d).

7.18 Designation of Senior Debt. Designate any Indebtedness (other than the Indebtedness under the Loan Documents) of the Borrower or any of its Subsidiaries as “Designated Senior Debt” (or any similar term) under, and as defined, in any Permanent Financing Documents with respect to any Permanent Financing that constitutes subordinated or senior subordinated Indebtedness.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of any Revolving Credit Loan or any L/C Obligation or deposit any funds as Cash Collateral in respect of L/C Obligations, or (ii) pay within 3 days after the same becomes due, any interest on any Revolving Credit Loan or on any L/C Obligation, or any fee due hereunder, or (iii) pay within 3 days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. Any of the Loan Parties fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a), 6.05(a), 6.10, 6.11, 6.17, 6.19 or Article VII; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above or Section 8.01(m) below) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier of the date on which (i) such failure is known or should have been known to a Responsible Officer of any Loan Party or (ii) receipt of notice of such failure by a Responsible Officer of any Loan Party; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document

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delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed made; or

(e) Cross-Default. Any Loan Party or any of its Subsidiaries (i) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, termination event or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement or, if applicable, termination values or amounts) of more than the Threshold Amount, or (ii) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any of its Subsidiaries becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h) Judgments. There is entered against any Loan Party or any of its Subsidiaries (i) a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case,

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(A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) such judgment has not been vacated or discharged within 30 days after (x) entry thereof unless a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is in effect or (y) the expiration or termination of any such stay of enforcement; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(k) Change of Control. There occurs any Change of Control; or

(l) Collateral. Any Collateral Document after delivery thereof pursuant to Section 4.01 or 6.12 shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority lien on the Collateral purported to be covered thereby, subject to Liens permitted under Section 7.01, or the priority of any Liens created pursuant to the Collateral Documents, or the rights and interests of the Secured Parties, with respect to any Collateral shall fail to have the seniority and priority contemplated by the Intercreditor Agreement; or

(m) Failure to Timely Deliver Financial Statements, Certificates or Other Information. Holdings or the Borrower fails to perform or observe any term, covenant or agreement contained in Section 6.01 or 6.02 and such failure shall continue for 5 days.

8.02 Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Revolving Credit Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Revolving Credit Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable

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hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Revolving Credit Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Revolving Credit Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Revolving Credit Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent as follows:

(a) So long as any Indebtedness permitted under Section 7.02(d) is outstanding and remains secured by Liens permitted under Section 7.01(b), any such amounts that constitute proceeds of Collateral shall be applied pursuant to the terms of the applicable Intercreditor Agreement.

(b) Any such amounts that are not required to be applied pursuant to clause (a) above shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer and amounts payable under Article III, ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Revolving Credit Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

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Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Revolving Credit Loans, L/C Borrowings and amounts owing under Secured Swap Contracts, ratably among the Lenders, the L/C Issuer and the Hedge Banks in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit;

Sixth, to the payment of all other Obligations of the Loan Parties owing under or in respect of the Loan Documents that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX

ADMINISTRATIVE AGENT

9.01 Appointment and Authority. (a) Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto, including, without limitation, to enter into the Intercreditor Agreements and take and exercise its actions and powers thereunder. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

(b) The Administrative Agent shall also act as the “collateral agent” and as a representative for the Secured Parties under the Loan Documents, and each of the Lenders (in its capacities as a Lender and potential Hedge Bank) and the L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent and representative of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or

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enforcing, or causing to be held and enforced, any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder, at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” or “representative” under the Loan Documents) as if set forth in full herein with respect thereto.

9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the L/C Issuer.

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The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Revolving Credit Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Revolving Credit Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its

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resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (ii) the retiring L/C Issuer shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

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9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, the Arranger listed on the cover page hereof shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Revolving Credit Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Revolving Credit Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and its agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(i) and (j), 2.08 and 11.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.08 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer or to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.

9.10 Collateral and Guaranty Matters. The Lenders and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion, to take any of the following actions:

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent

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indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing in accordance with Section 11.01 hereof;

(b) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and

(c) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(j).

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release, or authorize or cause the release, of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

ARTICLE X

CONTINUING GUARANTY

10.01 Guaranty. Holdings hereby absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all existing and future indebtedness and liabilities of every kind, nature and character, direct or indirect, absolute or contingent, liquidated or unliquidated, voluntary or involuntary and whether for principal, interest, premiums, fees indemnities, damages, costs, expenses or otherwise, of the Borrower to the Secured Parties, arising hereunder and under the other Loan Documents (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Secured Parties in connection with the collection or enforcement thereof), and whether recovery upon such indebtedness and liabilities may be or hereafter become unenforceable or shall be an allowed or disallowed claim under any proceeding or case commenced by or against Holdings, the Borrower or the other Loan Parties under Debtor Relief Laws, and including interest that accrues after the commencement by or against the Borrower of any proceeding under any Debtor Relief Laws (collectively, the “Guaranteed Obligations”). The Administrative Agent’s books and records showing the amount of the Guaranteed Obligations shall be admissible in evidence in any action or proceeding, and shall be in the absence of manifest error binding upon Holdings, and conclusive for the purpose of establishing the amount of the Guaranteed Obligations. This Guaranty shall not be affected by the genuineness, validity,

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regularity or enforceability of the Guaranteed Obligations or any instrument or agreement evidencing any Guaranteed Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Guaranteed Obligations which might otherwise constitute a defense to the obligations of Holdings under this Guaranty, and Holdings hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

10.02 Rights of Lenders. Holdings consents and agrees that the Secured Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Guaranteed Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Guaranteed Obligations; (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent, the L/C Issuer and the Lenders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Guaranteed Obligations. Without limiting the generality of the foregoing, Holdings consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of Holdings under this Guaranty or which, but for this provision, might operate as a discharge of Holdings.

10.03 Certain Waivers. Holdings waives (a) any defense arising by reason of any disability or other defense of the Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Secured Party) of the liability of the Borrower; (b) any defense based on any claim that Holdings’ obligations exceed or are more burdensome than those of the Borrower; (c) the benefit of any statute of limitations affecting Holdings’ liability hereunder; (d) any right to proceed against the Borrower, proceed against or exhaust any security for the Indebtedness, or pursue any other remedy in the power of any Secured Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Secured Party; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties. Holdings expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Guaranteed Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Guaranteed Obligations.

10.04 Obligations Independent. The obligations of Holdings hereunder are those of primary obligor, and not merely as surety, and are independent of the Guaranteed Obligations and the obligations of any other guarantor, and a separate action may be brought against Holdings to enforce this Guaranty whether or not the Borrower or any other person or entity is joined as a party.

10.05 Subrogation. Holdings shall not exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Guaranteed Obligations and any amounts payable under this Guaranty have been indefeasibly paid and performed in full and the Commitments and the Revolving Credit Facility are terminated. If any amounts are paid to Holdings in violation of the

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foregoing limitation, then such amounts shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to reduce the amount of the Guaranteed Obligations, whether matured or unmatured.

10.06 Termination; Reinstatement. This Guaranty is a continuing and irrevocable guaranty of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until all Guaranteed Obligations and any other amounts payable under this Guaranty are indefeasibly paid in full in cash and the Commitments and the Revolving Credit Facility with respect to the Guaranteed Obligations are terminated. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or Holdings is made, or any of the Secured Parties exercises its right of setoff, in respect of the Guaranteed Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Secured Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Secured Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of Holdings under this paragraph shall survive termination of this Guaranty.

10.07 Subordination. Holdings hereby subordinates the payment of all obligations and indebtedness of the Borrower owing to Holdings, whether now existing or hereafter arising, including but not limited to any obligation of the Borrower to Holdings as subrogee of the Secured Parties or resulting from Holdings’ performance under this Guaranty, to the indefeasible payment in full in cash of all Guaranteed Obligations. If the Secured Parties so request, any such obligation or indebtedness of the Borrower to Holdings shall be enforced and performance received by Holdings as trustee for the Secured Parties and the proceeds thereof shall be paid over to the Secured Parties on account of the Guaranteed Obligations, but without reducing or affecting in any manner the liability of Holdings under this Guaranty.

10.08 Stay of Acceleration. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed, in connection with any case commenced by or against Holdings or the Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by Holdings immediately upon demand by the Secured Parties.

10.09 Condition of Borrower. Holdings acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower and any other guarantor such information concerning the financial condition, business and operations of the Borrower and any such other guarantor as Holdings requires, and that none of the Secured Parties have any duty, and Holdings is not relying on the Secured Parties at any time, to disclose to Holdings any information relating to the business, operations or financial condition of the Borrower or any other guarantor (Holdings waiving any duty on the part of the Secured Parties to disclose such information and any defense relating to the failure to provide the same).

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ARTICLE XI

MISCELLANEOUS

11.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01, or, in the case of the Initial Credit Extension, Section 4.02, without the written consent of each Lender;

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Documents for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender entitled to such payment;

(d) reduce the principal of, or the rate of interest specified herein on, any Revolving Credit Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Revolving Credit Loan or L/C Borrowing or to reduce any fee payable hereunder;

(e) change Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f) change any provision of this Section 11.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(g) release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender; or

(h) release all or substantially all of the value of the Guaranty, without the written consent of each Lender;

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and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iii) Section 11.06(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Revolving Credit Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

11.02 Notices and Other Communications; Facsimile Copies. (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, the Administrative Agent or the L/C Issuer, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

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Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, Etc. Each of the Borrower, the Administrative Agent, and the L/C Issuer may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent and the L/C Issuer.

(d) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03 No Waiver; Cumulative Remedies. No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.04 Expenses; Indemnity; Damage Waiver. (a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof, (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the

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Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Revolving Credit Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Revolving Credit Loans or Letters of Credit.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Revolving Credit Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or any of the Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was

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incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.11(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Revolving Credit Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent and the L/C Issuer, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06 Successors and Assigns. (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Holdings nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder

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without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 11.06(b), (ii) by way of participation in accordance with the provisions of Section 11.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.06(f), or (iv) to an SPC in accordance with the provisions of Section 11.06(h) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Revolving Credit Loans (including for purposes of this Section 11.06(b), participations in L/C Obligations) at the time owing to it); provided that

(i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Revolving Credit Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Revolving Credit Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Revolving Credit Loan of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $2,500,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Revolving Credit Loans or the Commitment assigned;

(iii) any assignment of a Commitment must be approved by the Administrative Agent and the L/C Issuer unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee);

(iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that (A) no such fee shall be payable in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund with respect to a Lender and (B) in the case of contemporaneous assignments by a Lender to one or more Funds managed by the same investment advisor (which Funds are not then Lenders

MSC Credit Agreement

hereunder), only a single such $3,500 fee shall be payable for all such contemporaneous assignments; and

(v) the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Revolving Credit Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.06(d).

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Revolving Credit Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by each of the Borrower and the L/C Issuer at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or other substantive change to the Loan Documents is pending, any Lender may request and receive from the Administrative Agent a copy of the Register.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Revolving Credit Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation

MSC Credit Agreement

shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that directly affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.06(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.12 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Revolving Credit Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h) Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Revolving Credit Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Revolving Credit Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Revolving Credit Loan, the Granting Lender shall be obligated to make such Revolving Credit Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.11(b)(ii). Each party hereto hereby agrees that (A) neither the grant to any SPC nor the

MSC Credit Agreement

exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.04), (B) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (C) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Revolving Credit Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Revolving Credit Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (1) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $2,500, assign all or any portion of its right to receive payment with respect to any Revolving Credit Loan to the Granting Lender and (2) disclose on a confidential basis any non-public information relating to its funding of Revolving Credit Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(i) Resignation as L/C Issuer after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitments and Revolving Credit Loans pursuant to Section 11.06(b), Bank of America may, upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer. In the event of any such resignation as L/C Issuer, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer. If Bank of America resigns as L/C Issuer, it shall retain all the rights and obligations of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).

11.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or

MSC Credit Agreement

(ii) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For the purposes of this Section, “Information” means all information received from any Loan Party relating to any Loan Party or their respective businesses, other than any such information that is available to the Administrative Agent, the L/C Issuer or any Lender on a nonconfidential basis prior to disclosure by any Loan Party, provided that, in the case of information received from a Loan Party after the date hereof, such information is clearly identified in writing at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

11.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Revolving Credit Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

MSC Credit Agreement

11.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Revolving Credit Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.13 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender, or if any Lender refuses to consent to any amendment or modification of this Agreement or any other Loan Document approved by the Required Lenders, or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b);

MSC Credit Agreement

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Revolving Credit Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

11.14 Governing Law; Jurisdiction; Etc. (a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW

MSC Credit Agreement

OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW

11.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act.

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MSC Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

MUSTANG MSC-FLORIDA ACQUISITION, INC.

By:	/S/ PETER LAINO
Name:	Peter Laino
Title:	President

MCP-MSC ACQUISITION, INC.

By:	/S/ PETER LAINO
Name:	Peter Laino
Title:	President

MSC Credit Agreement

BANK OF AMERICA, N.A., as Administrative Agent

By:	/S/ SHAILESH PATEL
Name:	Shailesh Patel
Title:	Director

MSC Credit Agreement

BANK OF AMERICA, N.A., as a Lender and as L/C Issuer

By:	/S/ SHAILESH PATEL
Name:	Shailesh Patel
Title:	Director

MSC Credit Agreement